UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
____________________

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D.R. Horton, Inc.
(Name of Registrant as Specified In Its Charter)
____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
Wednesday, January 20, 2021

Dear Stockholders of D.R. Horton:

You are invited to attend the 2021 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2021 Annual Meeting will be held at our corporate offices located at: 1341 Horton Circle, Arlington, Texas 76011, on Wednesday, January 20, 2021, at 10:00 a.m. Central Time, for the following purposes:
•To elect the six directors named in our proxy statement;
•To seek an advisory vote on the approval of executive compensation;
•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and
•To conduct other business properly brought before the meeting.

Only stockholders of record at the close of business on Monday, November 30, 2020, are entitled to notice of and to vote at the 2021 Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, your vote is very important. For convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by mail.

A form of proxy on which to indicate your vote by mail and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE AND RETURN YOUR PROXY BY ONE OF THESE METHODS SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2021 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2021 Annual Meeting, we would be glad to hear from you.

Very truly yours,

DONALD R. HORTON
Chairman of the Board

Arlington, Texas
December 23, 2020

Your vote is important. You are invited to attend the meeting in person, although due to the public health impact of the COVID-19 pandemic, anyone who does not feel well should not attend. Attendees will be expected to comply with important health and safety protocols as recommended or required by the Centers for Disease Control and Prevention or state or local governments, including: wearing an appropriate face covering at all times, hand washing and/or applying hand sanitizer upon arrival and maintaining a six-feet distance from other attendees. If it is determined that a change in the date, time or location of the 2021 Annual Meeting or a change to a virtual meeting format is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the Securities and Exchange Commission, and on the Investor Relations section of our website. Please check our website in advance of the meeting date if you are planning to attend in person.

If you need directions to the meeting location, you may contact Thomas B. Montaño, our Corporate Secretary, by phone at (817) 390-8200 or by email at tbmontano@drhorton.com. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under “Voting Information — How You Can Change or Revoke Your Vote.”

Important Notice Regarding Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be held on January 20, 2021. The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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Message to Our Stockholders:

2020 has been one of the most tumultuous years in the modern history of the United States. The COVID-19 pandemic has had a widespread, significant impact across our society and our economy, and it will continue to affect life and business in our nation and the world for some time to come. As our Board and management navigated this unusual year, we reiterated that our most important priority continues to be the focus on people and their well-being, starting with our employees and extending to our customers, trade partners and all others with whom we engage in our business. This year also validated our Board's long-held commitment to maintaining a strong and flexible financial position, which allowed us to operate sustainably and effectively through these volatile and difficult economic conditions. Finally, 2020 reminded us of the importance of having a safe place to call home. We at D.R. Horton are privileged to provide new homes to families across America, and we are gratified that our ongoing focus on providing homes at prices that are attainable for first-time homebuyers allows us to provide safe and affordable shelter to more families across America than any other builder. This year, we are especially proud that many front-line workers and first responders are able to purchase their first home from D.R. Horton.

During March 2020, the COVID-19 pandemic and the related reductions in economic activity began to adversely affect our business, even as residential construction and financial services were subsequently designated as essential businesses as part of critical infrastructure in nearly all municipalities across the U.S. where we operate. Our company swiftly implemented new protocols throughout our operations to maintain safe work environments, comply with health and safety standards required by government agencies, and respond to guidelines from the Centers for Disease Control and Prevention and other public health authorities. During April, when restrictive stay-at-home orders were in place for many markets across the United States, our sales orders slowed, and our sales cancellations increased. However, as economic activity began to resume and restrictive orders began to be lifted, our sales pace increased significantly, and our cancellations returned to normal levels. From May through the remainder of 2020, we experienced stronger than normal demand for our homes, and we have been increasing production to meet this demand from homebuyers, while maintaining our focus on safely providing homes at affordable price points. As a result of this extremely strong demand for our homes and strong execution by our operating teams, we closed our fiscal year with revenues and operating income that were 15% and 40% higher than fiscal 2019, respectively. For the fiscal year, our stock price increased by 43%, and combined with cash dividends of $0.70 per share, represented a total shareholder return of 45%, well in excess of the returns of the S&P 500 Index and the S&P 1500 Homebuilding Index.

The resilience of our business in 2020 has highlighted that our employees are the primary strength of our company, and our employees throughout our operations share in our success on both a current-year and long-term basis through participation in numerous incentive compensation and stock ownership plans. We are committed to hiring, developing and supporting a diverse and inclusive workplace by attracting and retaining talented and experienced individuals to manage and support our operations, and we continually work to improve the quality of our workforce and work environments. Our company's culture is based on accountability, integrity and providing growth opportunities for our employees based on competence, effort and character, which provides a long-term focus and continuity to our operations. During fiscal 2020, we did not lay off any employees due to the pandemic, and we increased our number of employees through hiring in all of our operating segments. We maintained all of our existing employee compensation and benefit plans, and we expanded the flexibility of our employee time-off processes, remote working arrangements and other accommodations to allow our employees to continue working safely while caring for their families.

We operate in 88 markets across the country in a decentralized manner. Our teams of employees in each market strive to have a positive influence on their local communities, not only by providing new homes to their neighbors, but also by supporting local organizations that enhance the well-being of the community and help those in need, especially during these difficult times caused by the pandemic. This support is demonstrated through numerous efforts including team volunteering projects, support of individual employee volunteer efforts, assistance to municipalities during natural disasters, direct charitable contributions, and cooperation with our trade partners in supporting various charitable causes. Homebuilding is a local business, and we are proud to support the local communities where our employees live and work.

During 2020, we further evaluated our company’s governance and impact on the environment and society, including issues that are of particular interest to our Board of Directors such as workforce health and safety, human capital management, diversity and inclusion, energy efficiency, business ethics and compliance and data privacy and protection. While our company has always valued diversity and inclusion in our workforce and our Board of Directors, this year we updated our Corporate Code of Conduct, Corporate Governance Principles and our Annual Report on Form 10-K to more fully and formally reflect these views. Our Corporate Code of Conduct now explicitly discusses our commitment to support a diverse and inclusive workplace and our zero-tolerance policy for racism or discrimination of any kind. Our employees are required to certify annually that they have read, understand and agree to abide by our Corporate Code of Conduct. Our Board has also adopted a refreshment policy that commits to incorporating diverse candidates in its candidate selection pool. This policy update is included in our Corporate Governance Principles. Additionally, we have implemented an internal process for tracking key metrics related to the energy efficiency and environmental impacts of our homes. This internal process is a step toward future reporting of consistent metrics that are of interest to many of our stakeholders.

Despite the challenges we faced in 2020, our experienced teams rose to the occasion through ingenuity, hard work and a positive, team-oriented focus to safely provide exceptional customer service and affordable product offerings across our multiple brands and geographies. Their efforts produced a record year, as measured by financial performance for our company and for our shareholders. In a year where home has become increasingly important as a place for safety, work, learning and gathering, we are honored to have provided new homes to more individuals and families than any other builder in the country. The average selling price of our homes is one of the lowest in the homebuilding industry, and in fiscal 2020, approximately two-thirds of the homes we closed had a selling price of less than $300,000, making our homes attainable for many potential entry-level and other first-time homebuyers seeking to achieve the American Dream of homeownership. We continue to strive to offer compelling value across our broad product offerings to serve a diverse customer base and provide homes for every stage in life.

1341 Horton Circle
Arlington, Texas 76011
www.drhorton.com

PROXY STATEMENT
for the
2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On January 20, 2021

GENERAL

Time, Place and Purposes of Meeting

Our 2021 Annual Meeting of Stockholders will be held on Wednesday, January 20, 2021, at 10:00 a.m. Central Time, at our corporate offices located at 1341 Horton Circle, Arlington, Texas. The purposes of the 2021 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” the “Company,” “we,” and “our” in this Proxy Statement.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 23, 2020. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, facsimile, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses for this service. D.R. Horton may retain a proxy solicitation firm to assist in the solicitation of proxies, for which we we would pay usual and customary fees.

Revocation and Voting of Proxies

Stockholders may vote by marking, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone or electronically through the Internet by following the instructions included on the enclosed proxy card or by casting votes in person at the meeting. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it, by duly executing and returning a proxy bearing a later date or by voting by telephone or Internet. Proxies also may be revoked by any stockholder present at the 2021 Annual Meeting who expresses a desire to vote his or her shares in person. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. If you require directions to our meeting, please contact our Investor Relations department at (817) 390-8200. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to or at the time of the 2021 Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted as follows: (i) FOR each of the nominees for election of directors (see Proposal One on page 7), (ii) FOR the adoption of the advisory resolution on executive compensation (see Proposal Two on page 62), and (iii) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (see Proposal Three on page 66), and at the discretion of the proxy holders on all other matters properly brought before the 2021 Annual Meeting or any adjournment or postponement thereof.

Outstanding Shares and Voting Rights

November 30, 2020 has been set as the record date for the purpose of determining stockholders entitled to notice of and to vote at the 2021 Annual Meeting. There were 364,627,025 shares of D.R. Horton’s common stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of common stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of common stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the 2021 Annual Meeting. If you would like to view the stockholder list, please email Thomas B. Montaño, our Corporate Secretary at tbmontano@drhorton.com.

Quorum Requirement

The D.R. Horton Bylaws provide that there will be a quorum if the holders of a majority of the issued and outstanding shares of common stock entitled to vote are present in person or represented by proxy. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the 2021 Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below under “Vote Required,” will be considered present for purposes of determining whether a quorum exists.

Vote Required

NOTICE: Brokers and banks are not permitted to vote on certain non-routine proposals without instructions from the beneficial owner, as discussed in more detail below. Proposal One and Proposal Two are non-routine proposals. Therefore, if your shares are held through a broker, bank or other nominee, your shares will not be voted on Proposal One or Proposal Two unless you provide voting instructions to your broker or bank as described herein.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If a broker or bank holds your shares, you may have received this Proxy Statement directly from them, together with instructions as to how to direct the broker or bank to vote your shares. If you intend to have your vote counted, it is important that you return your voting instructions to your broker or bank. Under the rules of the New York Stock Exchange (“NYSE”), a broker or bank has the authority to vote on certain “routine” proposals without voting instructions from the beneficial owner. A “broker non-vote” occurs when the broker or bank is unable to vote on a “non-routine” proposal because it does not have discretionary authority and the beneficial owner has not provided voting instructions. Brokers or banks may not vote on Proposal One or Proposal Two at the 2021 Annual Meeting without voting instructions from the beneficial owner because those proposals are non-routine proposals. Brokers and banks may vote on Proposal Three at the 2021 Annual Meeting without voting instructions from the beneficial owner because this is a routine proposal.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal		Vote Required		NYSE Routine and Non-Routine Matters: Effect of Broker Non-Votes and Abstentions

(1)	Election of Directors	(1)	The number of shares voted “for” a director must exceed the number of shares voted “against” that director	(1)
Non-Routine:  Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder
Broker non-votes have no effect Abstentions have no effect

(2)	Advisory vote on the approval of executive compensation	(2)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and entitled to vote	(2)
Non-Routine:  Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder
Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

(3)	Ratification of Ernst & Young LLP as our independent registered public accounting firm	(3)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and entitled to vote	(3)
Routine:  Brokers and banks have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder
Abstentions have the same effect as a vote against the proposal

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver promptly free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Thomas B. Montaño, Vice President, Corporate Compliance Officer and Corporate Secretary, 1341 Horton Circle, Arlington, Texas 76011, telephone number: (817) 390-8200, or e-mail: tbmontano@drhorton.com.

Future Stockholder Communications through the Internet

Stockholders may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. The consent of stockholders who have previously consented to electronic delivery will remain in effect until withdrawn. To consent to electronic delivery:
•stockholders whose shares are registered in their own name, and not in “street name” through a broker or other nominee, may simply log in to www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc. and follow the step-by-step instructions; and
•stockholders whose shares are registered in “street name” through a broker or other nominee must first vote their shares using the Internet at: www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc., and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

The consent to receive stockholder communications through the Internet may be withdrawn at any time to resume receiving stockholder communications in printed form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD JANUARY 20, 2021

The Notice, Proxy Statement and Annual Report on Form 10-K are available at
https://materials.proxyvote.com/23331A

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors each of whom was elected by our stockholders at the 2020 Annual Meeting and will serve until the 2021 Annual Meeting and until his or her successor has been elected and qualified.

The Nominating and Governance Committee (the "Nominating and Governance Committee") recommended to the Board of Directors our six directors as director nominees, each of whom is listed under the heading “Nominees for Director” on page 10.

After review and consideration by the Board of Directors, as recommended by the Nominating and Governance Committee, the Board nominated the following six nominees for election to our Board of Directors:

•	Donald R. Horton	•	Michael R. Buchanan
•	Barbara K. Allen	•	Michael W. Hewatt
•	Brad S. Anderson	•	Maribess L. Miller

Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named as a director nominee for election as a director. Each director nominee elected as a director will be elected for a one-year term and will serve until the next annual meeting of stockholders and his or her successor has been elected and qualified. We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees is unable to serve or for good cause will not serve as a director at the time of the 2021 Annual Meeting, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies may vote “FOR” that substitute nominee.

The Board of Directors Unanimously Recommends that Stockholders Vote "FOR"
Each of our Six Nominees for Director.

Selection of Director Nominees

Our Nominating and Governance Committee evaluates potential director nominees based on the following qualifications, experiences and characteristics.

Qualifications and Characteristics for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the Committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has appropriate qualifications, experiences and characteristics to become a director in light of the current make-up of the Board of Directors. We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives. In addition, in September 2020, the Company adopted a policy that promotes more consideration of female, racially and ethnically diverse board candidates when the Board and Nominating and Governance Committee evaluates director refreshment opportunities to reflect our commitment to ensuring diversity in the composition of our Board.

Key Qualifications and Experiences. As a leading national homebuilding company, we believe certain qualifications and experiences are important to the overall composition of our Board. We do not require that each director possess each of the qualifications listed below, but rather we look to whether our Board as a whole possesses these qualifications.

Real Estate Experience. We seek to have directors with expertise or key experience in the real estate industry, which includes experience in homebuilding, land development, real estate brokerage and sales, commercial development and leasing, financing and banking in the real estate industry or experience in analyzing or consulting in these key areas. These key qualifications enable our Board to understand key operational aspects related to our business of operating a national homebuilding company.

Business, Management, Accounting and Finance Experience. We seek to have directors with expertise or key experience in business, management, accounting, finance or similar positions. We believe these key qualifications are important to the Board as it oversees risks related to the Company’s operations.

Strategic Vision and Leadership. We seek to have directors with expertise or key experiences in positions that require strategic vision, leadership and decision making. We believe directors acquire these key qualifications through experience as executives, managers, entrepreneurs, business owners, directors, consultants, analysts or advisors. We believe these key qualifications are important to the Board, as directors with these attributes provide sound business judgment, leadership and strategic vision to the Board and the Company.

The key qualifications possessed by our nominees are discussed under each nominee’s name and profile beginning on page 10.

Key Characteristics. In addition to the key qualifications and experiences discussed above, we also believe each member of the Board of Directors should have the following characteristics:
•high personal and professional ethical standards, integrity and values;
•commitment to representing the long-term interests of the stockholders;
•practical wisdom, mature judgment and collegiality;
•objectivity and inquisitiveness; and
•willingness to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.

Female and Racially/Ethnically Diverse Candidates. In September 2020, the Company amended its Corporate Governance Principles to reflect the Board’s and the Nominating and Governance Committee’s commitment to using refreshment opportunities to consider new female and racially/ethnically diverse director candidates to the Board of Directors. In accordance with Corporate Governance Principles, the Board and Nominating and Governance Committee will include in its initial list of director candidates, female and racially/ethnically diverse candidates. Also, when recruiting a new CEO from outside the Company, the Board will include in its initial list of CEO candidates, female and racially/ethnically diverse candidates. Further, the Board and Nominating and Governance Committee will require third-party search consultants engaged by the Board or Nominating and Governance Committee to include on their initial list of director candidates or CEO candidates from outside the Company, female and racially/ethnically diverse candidates.

Current Director Nominees - Board Diversity and Board Skills

The graphics in the table below provide an overview of our Board's composition, tenure, independence and skills.

Board Diversity

Director Independence

83%

5 out of 6 members of the Board are independent

Tenure of Independent Directors

Tenure	Directors
1-6 years	2
7-12 years	0
13-18 years	2
19+ years	1

12.2 years

Gender and Race

33%

2 out of 6 members of the Board are women or minorities

Board Skills

Real Estate/Homebuilding Experience

67%

4 out of 6 members of the Board

Leadership & Business Management Experience

100%

6 out of 6 members of the Board

Financial, Accounting and/or Investment Experience

100%

6 out of 6 members of the Board

Other Board Experience

50%

3 out of 6 members of the Board

Nominees for Director

The following is a summary of certain information regarding the nominees recommended for election as directors.

DONALD R. HORTON, age 70, director since 1991. Mr. Horton has been executive Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was President and CEO from July 1991 through November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990.

Key Director Qualifications. Mr. Horton’s 42 years of extensive experience in the homebuilding industry provides valuable leadership to the Board and to the Company. Mr. Horton brings to the Board his experience as founder of the Company, Chairman of the Board and former CEO and President of the Company and its predecessor companies. Mr. Horton, his family and their affiliated entities, beneficially own a significant number of shares of the Company's common stock as set forth in the Beneficial Ownership tables on pages 25 through 27. As founder of the Company, Mr. Horton has a unique understanding of all aspects of the homebuilding business. Mr. Horton’s leadership and strategic vision provide the Board and the Company with distinct advantages in the homebuilding industry.

BARBARA K. ALLEN, age 74, director since 2014. Ms. Allen has significant experience researching, analyzing and making investment decisions related to housing-related companies. Ms. Allen retired from Avondale Partners in July 2006 where she was a Partner and Housing, Construction and Retailing Analyst. From February 1997 through December 2004, she was the Home Construction, Building Materials, Home Furnishing and DIY (Do It Yourself) Retailing Analyst for Natexis Bleichroeder, Inc. Ms. Allen was a Vice President, Equity Research for Donaldson, Lufkin & Jenrette from January 1993 through January 1996. She served in other roles at Oppenheimer & Company, Kidder, Peabody, Inc., and Prudential Securities prior to January 1993. Ms. Allen has been a member of the Audit, Compensation and Nominating and Governance Committees since 2014.

Key Director Qualifications. Ms. Allen’s extensive experience as an analyst and consultant with homebuilding-related companies provides valuable knowledge of investor perspective to the Board with regard to strategic decisions, including investment, operating and financing matters.

BRAD S. ANDERSON, age 59, director since 1998. Mr. Anderson has been an Executive Vice President of CBRE Group, Inc., formerly CB Richard Ellis, Inc., an international real estate brokerage company, since 2009, and he has held various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged with D.R. Horton, and he became a director of D.R. Horton at that time. Mr. Anderson is also a member of the Board of Directors and a member of the audit committee of KS StateBank, a private bank. Mr. Anderson has been a member of both our Audit and Compensation Committees since 1998, and he has been a member of the Nominating and Governance Committee since November 2003.

Key Director Qualifications. Mr. Anderson’s extensive experience working for an international real estate brokerage company brings beneficial insight and perspective to the Board, as a number of factors that affect the real estate brokerage industry also affect the homebuilding industry. Mr. Anderson also brings to the Board his valuable experience of formerly serving on another public homebuilding company’s board and serving on the Company’s Board and its Committees since 1998.

MICHAEL R. BUCHANAN, age 73, director since 2003. Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors. He retired from commercial banking in March 2002. From March 2002 to March 2003, Mr. Buchanan was engaged as a senior advisor to Banc of America Securities. From 1998 to March 2002, Mr. Buchanan was a Managing Director of Bank of America, an executive officer position in which he was head of its national real estate banking group. From 1990 to 1998, Mr. Buchanan was an Executive Vice President of NationsBank, which later merged with Bank of America. Mr. Buchanan was appointed to our Board’s Audit Committee in July 2003, Nominating and Governance Committee in November 2003 and Compensation Committee in January 2004.

Key Director Qualifications. Mr. Buchanan is a highly experienced commercial banker who served the real estate and homebuilding sectors. His experience in these areas provides the Board with a broad understanding of all aspects of the homebuilding industry. Mr. Buchanan also brings his experience of having served on a board of a real estate investment trust, thereby providing the Board with additional perspective on the real estate industry.

MICHAEL W. HEWATT, age 71, director since 2005. Mr. Hewatt, a certified public accountant, retired in 2018 from his accounting services practice in which he provided auditing and tax services since 1980. From 1971 to 1979, Mr. Hewatt worked in the tax and audit areas at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and was an audit manager for five years during that period. Mr. Hewatt is a member of the American Institute of Certified Public Accountants, former member of the board of directors of the Texas Society of Certified Public Accountants and former President of the Texas Society of Certified Public Accountants — Fort Worth Chapter. Mr. Hewatt has been a director of D.R. Horton since 2005 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.

Key Director Qualifications. Mr. Hewatt has extensive experience working as a certified public accountant for a national and local firm. This experience enables Mr. Hewatt to provide valuable perspective on accounting, auditing and tax matters to the Board and its Committees.

MARIBESS L. MILLER, age 67, director since 2019. Ms. Miller, a certified public accountant, gained significant experience working on public and private auditing and consulting engagements during her 34 year career at PricewaterhouseCoopers ("PwC"). Ms. Miller worked for PwC from 1975 to 2009. She was a PwC practice partner from 1984 until her retirement in 2009. From 1986 through 1995, Ms. Miller served as managing partner in PwC's Southwest Region Healthcare Audit Practice, and she became managing partner of PwC's US Healthcare Audit Practice from 1995 to 1998. From 1998 to 2002, Ms. Miller was PwC's practice leader in the Southwest Region Consumer, Industrial and Energy practice. From 2002 to 2009, Ms. Miller was PwC's North Texas Market Managing Partner. Ms. Miller currently serves on the board of directors of Zix Corporation, a NASDAQ listed publicly-traded company. She was appointed to this board position in 2010, and she also serves on the audit committee, as chair, and serves as a member of its compensation committee. Ms. Miller also currently serves on the board of directors of Triumph Bancorp, NASDAQ listed publicly-traded company. She was appointed to this board position in 2014, and she also serves on its nominating and governance committee, as chair, and serves as a member of its audit committee.

Key Director Qualifications. Ms. Miller gained extensive experience in the auditing and consulting field while working for PwC on public and private company audit and consulting engagements. Ms. Miller also gained significant leadership experience as a managing partner for PwC in several key positions throughout her 34 year career. Ms. Miller also has significant board experience serving on the board of directors of public and private companies, including serving in leadership positions on committees of those boards.

Other Executive Officers

DAVID V. AULD, age 64, is President and Chief Executive Officer of D.R. Horton, positions he has held since October 2014. Mr. Auld was Executive Vice President and Chief Operating Officer from November 2013 through October 2014. Mr. Auld was Region President overseeing the Company’s homebuilding operations in Florida, North and South Carolina, Georgia and Alabama from 2005 to 2013. From 1988 to 2005, Mr. Auld served as the Division President of the Company and its predecessor’s Orlando Division. Prior to 1988, Mr. Auld worked for Texas American Bank and General Dynamics. Mr. Auld graduated from Texas Tech University in 1978 with a bachelor of business administration degree in accounting.

MICHAEL J. MURRAY, age 54, is Executive Vice President and Chief Operating Officer of D.R. Horton, positions he has held since October 2014. Mr. Murray served as Senior Vice President of Business Development from 2012 through October 2014. From 2004 to 2012, Mr. Murray served as the Company’s Vice President and Controller after joining the Company in 2002 as the Director of Internal Audit. He began his career at Price Waterhouse LLP (now PricewaterhouseCoopers LLP) and then worked at several other companies in finance and accounting roles prior to joining the Company. Mr. Murray graduated from the University of Texas at Arlington in 1988 with a bachelor of business administration degree in accounting.

BILL W. WHEAT, age 54, is Executive Vice President and Chief Financial Officer of D.R. Horton, positions he has held since 2003. Mr. Wheat was the Company’s Senior Vice President and Controller from 2000 through 2003, after joining the Company in 1998 as an Accounting Manager. Mr. Wheat also served as a member of the Board of Directors of the Company from October 2003 through January 2011. Mr. Wheat began his career at Price Waterhouse LLP (now PricewaterhouseCoopers LLP) and then worked at The Bombay Company in several financial and accounting roles prior to joining the Company. Mr. Wheat graduated from Baylor University in 1988 with a bachelor of business administration degree in accounting and finance.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance, Executive Compensation and Board of Directors Highlights

Corporate Governance and Executive Compensation. Our corporate governance and executive compensation practices include the following highlights:

WHAT WE DO		WHAT WE DON'T DO

✓	All directors are elected annually	𝕏	No employment contracts with our executive officers
✓	Directors are elected by a majority vote in uncontested elections	𝕏	No grants of discounted stock options
✓	Adopted gender and racially/ethnically diverse director candidate recruitment policy	𝕏	No hedging or pledging of Company securities
✓	Bylaws provide for proxy access by stockholders	𝕏	No dividends or dividend equivalents paid on unearned performance-based equity awards
✓	Meaningful stock ownership guidelines	𝕏	No change-in-control tax gross-ups for executive officers
✓	Ongoing shareholder engagement	𝕏	No excessive perquisites
✓	Compensation is strongly linked to the Company's financial performance and shareholder returns
✓	Pay for performance – CEO pay approximately 91% at-risk
✓	Multi-year vesting for equity awards
✓	"Double trigger" accelerated vesting in the event of a change in control for time-based executive officer equity awards
✓	Annual Compensation Committee evaluation of compensation risk assessment
✓	Market comparison of executive compensation against a relevant peer group
✓	Annual say-on-pay vote

BOARD OF DIRECTORS HIGHLIGHTS

✓	Five of our six directors are independent
✓	All key Board Committees are comprised entirely of independent directors
✓	Refreshed Board and Committees by appointing Ms. Miller to the Board and three Board Committees
✓	Refreshed the Chair position of the Compensation Committee to Ms. Allen
✓	Refreshed the Chair position of the Nominating and Governance Committee to Ms. Miller
✓	40% of our independent directors are women and two key Board Committee Chairs are women
✓	Chairman and CEO positions are separate roles; Presiding Director position has significant responsibilities and authority
✓	Annual Board and Committee evaluations

Active Engagement and Feedback from Investors. During fiscal 2020, management, either in person or virtually, attended investment conferences and participated in investor meetings and conference calls with hundreds of institutional investors, including numerous discussions with specialists in environmental, social and governance ("ESG") matters. The Company welcomes feedback from its shareholders, and management and the Board regularly discuss and evaluate feedback from investors regarding the Company's performance and other matters.

Corporate Governance Standards

Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the NYSE and SEC rules relating to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other corporate governance matters. Our Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE listing standards (the “NYSE Rules”) and the rules and regulations of the SEC (the “SEC Rules”) relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below.

Corporate Governance Website. The Corporate Governance Principles, Committee Charters, Codes of Ethics and Conduct, Complaint Procedures and other Corporate Governance documents discussed in this Proxy Statement have been posted to our website at investor.drhorton.com under the Corporate Governance and Governance Documents links.

Retirement Age Policy

On January 25, 2007, our Board adopted a retirement policy for directors. Under the policy, directors may not stand for re-election after they have reached the age of 75. Directors serving on the Board on January 25, 2007, which include all current directors other than Barbara K. Allen and Maribess L. Miller, are exempt from this policy.

Majority Vote Standard and Resignation Policy

The D.R. Horton Bylaws require that to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case for the 2021 Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Corporate Governance Principles of the Company, any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. The Nominating and Governance Committee, which is composed of only independent directors, will consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. Thereafter, the Board will promptly publicly disclose in a report filed with the Securities and Exchange Commission (“SEC”) its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable).

Procedures for Nominating or Recommending for Nomination Candidates for Director

Our Bylaws provide, outside of the proxy access process, that any stockholder may make nominations for the election of directors if notice of such nominations is delivered to the principal executive offices of D.R. Horton not later than the close of business on the 90th calendar day or earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s meeting, for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. Such public disclosure is defined to mean a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the notice must include information specified in our Bylaws, including information concerning the nominee, the stockholder and the beneficial owner, as the case may be. Because no such nominations have been made in accordance with our Bylaws, only the nominations of the Board of Directors may be voted for at the 2021 Annual Meeting.

The Board of Directors has adopted proxy access, which allows a stockholder or group of up to 20 stockholders owning in the aggregate 3% or more of D.R. Horton’s outstanding shares continuously for at least three years to nominate and include in the proxy materials director nominees constituting up to 20% of the number of directors in office, provided the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. In order for a stockholder or group of stockholders to nominate a director candidate to be included in D.R. Horton’s proxy materials, notice of such nomination must be delivered to the principal executive offices of D.R. Horton not later than the close of business on the 120th calendar day or earlier than the close of business on the 150th calendar day prior to the first anniversary of the date that the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting, and the nomination must otherwise comply with our Bylaws. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s annual meeting, for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 150th calendar day prior to such meeting and not later than the close of business on the later of the 120th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made.

In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee. The Nominating and Governance Committee will consider candidates recommended by stockholders on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election must give notice to the Nominating and Governance Committee by following the same deadlines for notice to submit a nomination outlined in our Bylaws and described above. Each notice must set forth the same information required by our Bylaws to submit a nomination. All recommended candidates shall, at a minimum, possess the characteristics for directors discussed above. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

Director Independence

Our Board of Directors is composed of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.

Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent auditor.

The Independence Standards include the following:
•A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.
•A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.
•A director is not independent if (i) the director or an immediate family member is a current partner of D.R. Horton’s external audit firm, (ii) the director is a current employee of such firm, (iii) the director’s immediate family member is a current employee of such firm and personally works on D.R. Horton’s audit, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on D.R. Horton’s audit within that time.

•A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.
•A director who is an executive officer or an employee or whose immediate family member is an executive officer of a company that makes payments to or receives payments from D.R. Horton for property or services in an amount that in any single fiscal year exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.
•If a director serves as an executive officer, director or trustee of a charitable or educational organization and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.

For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee is prohibited from receiving any direct or indirect compensation or fee from the Company, its subsidiaries or its affiliates, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies.

Audit Committee Financial Expert Attributes: Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. Altogether, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee Financial Expert Attributes are set forth in the Corporate Governance Principles.

Compensation Committee Independence

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of a compensation committee satisfy additional independence requirements. The NYSE Rules require that the Board consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director and (ii) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Board Determinations

Independence and Financial Literacy: Based on the independence and financial literacy standards discussed above, the Board has determined that Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Maribess L. Miller are (i) independent for purposes of serving as independent members of the Board of Directors and the Nominating and Governance Committees, (ii) independent for purposes of serving as independent members on the Audit Committee and the Compensation Committee, and (iii) financially literate for purposes of serving on the Audit Committee.

Audit Committee Financial Experts: Based on the Audit Committee Financial Expert Attributes discussed above, the Board has determined that Mr. Hewatt, Mr. Buchanan and Ms. Miller each have the Financial Expert Attributes to qualify as Audit Committee Financial Experts.

The Board also determined that Mr. Horton, a director nominee, is not independent because he is an executive officer.

Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers

In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. Information relating to any amendment to or waiver of a provision of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers will be, if required, disclosed on our website within four business days of such amendment or waiver.

Corporate Code of Business Conduct and Ethics

The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Corporate Code of Business Conduct and Ethics to provide guidance to the Board and management in areas of ethical business conduct and risk and to provide guidance to employees and directors by helping them recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers.

Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters have been posted to our website at investor.drhorton.com under the Corporate Governance and Governance Documents links.

Executive Sessions of the Board of Directors

In accordance with the NYSE Rules, the non-employee members of the Board of Directors have held and will continue to hold regularly scheduled executive sessions of these independent directors. Maribess L. Miller, Chair of the Nominating and Governance Committee and Presiding Director, will preside at all meetings of the board at which the Chairman of the Board is not present, including executive sessions of the independent directors. During fiscal 2020, the non-employee directors met three times in executive session, without members of management present.

Communications with the Board of Directors and Stockholder Engagement

Stockholders and other interested parties who wish to contact any member of our Board may send their correspondence to the Chair of the Nominating and Governance Committee, who also serves as the Presiding Director. Send communications to: Presiding Director c/o Thomas B. Montaño, Vice President, Corporate Compliance Officer and Corporate Secretary, D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011. Communications will be promptly forwarded to such Board member(s) or the Presiding Director, as applicable. The Presiding Director is available for consultation and direct communications with large shareholders, and reports these and all other communications to the Board on a quarterly basis. Further information may be obtained through our website at investor.drhorton.com under the Corporate Governance and Governance Documents links.

Our executive management team actively engages in communications throughout the year with stockholders of all ownership levels. Generally these communications involve participating in investor presentations and question and answer sessions, meeting with investors and stockholders one-on-one and in small groups, and responding to investor and stockholder letters, emails and telephone calls. Management’s discussions with stockholders and the investment community address numerous aspects of our business and matters of importance or concern to our stockholders. When investors or stockholders ask our executive team to share an observation, question or comment with our Board, they do, so that the Board can then consider the matter as part of its governance responsibilities.

Board Leadership Structure, Board’s Role in Risk Oversight and Board and Committee Meetings

Board Leadership Structure

Our Board of Directors operates under the leadership of our executive Chairman of the Board and founder, Donald R. Horton. Mr. Horton has been executive Chairman of the Board of the Company and its predecessor companies since 1978. We do not have a policy that requires the positions of Chairman of the Board and CEO be separate, but we have had a separate Chairman of the Board and CEO since 1998. We believe the separation of these positions is appropriate at this time as it allows our executive Chairman to focus on overall strategy and vision while leading the Board in overseeing key risk areas related to the Company. We further believe that Mr. Horton’s extensive experience in the homebuilding industry enables him to provide valuable insight and leadership to both the Board and the Company. Mr. Horton’s role as an executive officer also benefits the Board and the Company as he works with key officers of the Company to implement the Board’s strategies and oversight functions on a daily basis.

Our Nominating and Governance Committee, which is composed of five independent directors, oversees our corporate governance, and we utilize a number of measures that collectively provide for our effective corporate governance. Our independent directors meet regularly throughout the year in executive session to encourage open communication and discussion among the independent directors without the presence of management. The Presiding Director chairs these meetings, serves as liaison between the Chairman and the independent directors, and has the authority to call meetings of the independent directors. Overall, the Board is composed of five independent directors and one management director. The Board has designated four primary committees that are responsible for various duties of the Board or its Committees, as applicable. The four committees of the Board are the Nominating and Governance Committee, Audit Committee, Compensation Committee and Executive Committee. The Committees of the Board are discussed in more detail under the heading “Committees of the Board” on page 21. Each of the Committee Chairs, the Presiding Director and Chairman discuss agendas for the Board and Committees.

Board’s Role in Risk Oversight

Our Board and Board Committees have oversight responsibility of the Company's risk management. The risk management process implemented by our executive officers and key managers addresses risks related to the Company's operations, financing and liquidity needs, financial reporting, internal control and regulatory compliance. Risk oversight is reviewed in the risk areas of the Company listed below.

Land and Lots.  Our ability to build and sell homes that meet buyer demand is heavily impacted by our ability to control, buy and develop land and lots in a cost effective manner. As a result, we use substantial financial resources to control, buy and develop land and lots. We control the amount of financial resources used in the acquisition of land and lots through a process which requires divisional, regional and corporate approval before financial resources are authorized for this purpose. Corporate approval includes review by corporate legal and accounting personnel and approval by our Chairman, CEO or executive officers. Our chief financial officer and chief legal officer both report to the Board regarding our process of reviewing, approving and funding land and lot acquisitions. We believe this process adequately manages the risk related to our land and lot acquisitions.

Financing and Liquidity.  Our financing and liquidity position may fluctuate due to changes in the homebuilding industry and in home sales demand. Our Board oversees financing and liquidity risk by regularly monitoring our financial and liquidity position to ensure we maintain the financial resources needed to fund our homebuilding operations. At each quarterly meeting, management reviews information related to the Company’s financial and liquidity position with the Board, which includes projected short and long-term financing and liquidity needs. To further manage risk in this area, the Board approves a limit on the amount of debt and equity that may be repurchased each year. Any debt or equity repurchases above the approved limit must be separately approved by the Board. Additionally, public debt or equity issuances are approved by the Board. We believe this provides adequate risk oversight of financing and liquidity matters affecting the Company.

Financial Reporting, Internal Control and Regulatory Compliance.

Audit Committee Risk Oversight.  The Audit Committee of the Board provides risk oversight with respect to financial reporting, internal control over financial reporting, internal audit and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent auditor its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including our procedures on internal control over financial reporting. Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent auditor to discuss any matters related to the audit of our annual consolidated financial statements and review of our internal control over financial reporting.

Each quarter, our Audit Committee meets with our director of internal audit and reviews the results of the internal audits of the Company’s operating divisions and other matters that may affect the Company's key controls. Each year, the Audit Committee reviews and approves the internal audit plan for the forthcoming fiscal year. The internal audit plan is designed using a risk-based approach focusing on key risk areas in the Company’s homebuilding, financial services and other operations. During the fiscal year, the Audit Committee meets in private session (without the presence of management) with our internal audit director.

Throughout the fiscal year, our Audit Committee invites guest speakers to give presentations on a variety of topics related to recent or anticipated changes to accounting rules and regulations, tax laws and regulations, corporate governance and financial reform rules and regulations. By staying informed, the Audit Committee is able to oversee the Company’s compliance with regulatory issues in these areas and to discuss with management any actions necessary to maintain or become compliant with such regulatory matters.

Compensation Risk Oversight. The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. We regularly review the Company’s compensation policies and practices and believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

We believe we have established a short- and long-term compensation program that properly incentivizes desired performance and mitigates inappropriate risk-taking. We believe the following compensation components help us achieve this balance:

Base Salary:	We set fixed base salaries in amounts that we believe are commensurate with the level of experience, responsibility and tenure of the applicable executive. We believe that providing an appropriate base salary mitigates inappropriate risk-taking by providing a fixed and certain level of semi-monthly income.

Annual Bonus Plan:	With respect to our Chairman, CEO and COO, we provide an annual incentive bonus opportunity based on the Company's pre-tax income. Our CFO is awarded an annual discretionary bonus based on his individual performance and the performance of the Company. The amount of the payout of these annual awards is subject to the discretion of the Compensation Committee. Their discretion can be used to reduce the payout when the Committee believes levels achieved result in an inappropriate level of annual pay when balanced with the total compensation package and taking into consideration the Company’s and the executive’s performance. We believe we mitigate risk related to the annual performance goals through our approval process with respect to the final payout of these awards.

Long-Term Bonus Plan:	With respect to our Chairman, CEO, COO and CFO, we grant a combination of equity awards in the form of performance restricted stock units and time-based restricted stock units to incentivize performance related to the Company's key operational and financial goals over a period longer than one fiscal year. We believe the long-term nature of these performance awards mitigates risk because the level of performance achieved is analyzed over a number of fiscal years (typically three), thereby allowing us to take into account any short-term or one-time events that may not be sustainable over a longer time period.

Restricted Stock Units:	We use restricted stock units as a component of long-term compensation to incent performance and to serve as a retention tool. We believe granting restricted stock units that vest over time are a valuable tool in promoting employee retention. We do not grant restricted stock units in coordination with the release of material non-public information. Further, we have several levels of review when restricted stock units are approved and granted, including approval by the Compensation Committee and review by corporate legal, human resources and accounting personnel to ensure the terms of the restricted stock units approved match the terms of the restricted stock units issued.

Performance Goals:	The Compensation Committee has selected operating and financial performance goals to incent performance. The performance goals tied to the annual and long-term awards are the achievement of consolidated pre-tax income, relative return on investment, relative gross profit, relative selling, general and administrative expense and relative total shareholder return. The Company has established appropriate controls around the determination of the components that define these goals and the calculations of the ultimate payouts of these awards.

Discretion and Clawback:	We mitigate compensation risk by giving the Compensation Committee sole discretion to reduce the final payout on a portion of the total compensation awarded. The Compensation Committee maintains sole discretion to reduce the final payout of the Pre-Tax Income Performance Bonus. The Compensation Committee does not have the discretion to reduce awarded compensation related to time-based equity awards and performance-based equity awards, except in a clawback situation.

Our executive officers are subject to the clawback provisions of the Sarbanes-Oxley Act and any other applicable federally enacted legislation related to a clawback of executive compensation.

Hedging Company Securities:	Our directors and executive officers may not engage in pledging or hedging transactions, or other transactions designed to hedge or offset any decrease in the market value of our securities.

Board Meetings

During our fiscal year ended September 30, 2020 (“fiscal 2020”), our Board of Directors held six meetings and acted once by written consent. Each director attended all of the Board and committee meetings for the committees on which he or she served during fiscal 2020. Executive sessions of our non-employee directors, all of whom are independent, are held regularly. The sessions are scheduled and chaired by the Chair of the Nominating and Governance Committee, who also acts as our Presiding Director. Although we do not have a policy with respect to director attendance at our annual meeting of stockholders, the 2020 Annual Meeting was attended by each of our directors.

Committees of the Board

The Board of Directors has four committees: the Executive Committee, the Nominating and Governance Committee, the Compensation Committee and the Audit Committee. The Board of Directors has adopted governing Charters for each of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee.

Executive Committee

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton that by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. During fiscal 2020, the Executive Committee was composed of Donald R. Horton.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Maribess L. Miller, with Ms. Miller serving as Chair and Presiding Director. Each committee member has been determined by the Board to be independent in accordance with the NYSE Rules. During fiscal 2020, the Nominating and Governance Committee met ten times and took no action by written consent, and each member attended all of the meetings in person, by telephone conference or virtually.

The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders by:
•identifying individuals qualified to become directors consistent with criteria approved by the Board and recommending to the Board the qualified candidates for directorships to be filled by the Board or by the stockholders;
•developing and recommending to the Board a set of corporate governance principles applicable to the Company; and
•overseeing the evaluation of the Board and key management.

Environmental, Social and Governance Practices. Our Board oversees our long-term sustainability practices and our Nominating and Governance Committee oversees initiatives related to sound environmental, social and governance ("ESG") practices. The Company's ESG practices take into account the interests of our key stakeholders, including employees, homebuyers, trade partners, our communities and shareholders. ESG practices we focus on include workforce health and safety, human capital management, diversity and inclusion, energy efficiency and the environmental impact of our homebuilding process, home affordability, business ethics and compliance and data privacy and protection. We further discuss our efforts in these areas in our "Message to Our Stockholders" beginning on page 1.

Compensation Committee

The members of the Compensation Committee are Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Maribess L. Miller, with Ms. Allen serving as Chair. Each Compensation Committee member has been determined to be independent under the NYSE Rules, an “outside director” under Section 162(m) of the Code, and a “non-employee director” under Rule 16b-3 under the Exchange Act. During fiscal 2020, the Compensation Committee met seven times and acted once by written consent, and each member attended all of the meetings in person, by telephone conference or virtually.

The Charter provides that the Compensation Committee shall assist the Board of Directors in discharging its responsibility to the stockholders with respect to the Company’s compensation programs and compensation of the Company’s executive officers.

The Compensation Committee Charter also sets forth the responsibilities and duties of the committee with regard to reviewing the compensation for the CEO and other executive officers, monitoring incentive and equity-based compensation plans, preparing an annual report on executive compensation and reporting to the Board of Directors.

Audit Committee

The members of the Audit Committee are Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Maribess L. Miller, with Mr. Hewatt serving as Chair. During fiscal 2020, the Audit Committee met four times and took no action by written consent, and each member attended all of the meetings in person, by telephone conference or virtually.

As discussed under the heading “Corporate Governance Standards” on page 14 of this Proxy Statement, each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independence standards adopted by the Board. Also, the Board has determined that Mr. Buchanan, Mr. Hewatt and Ms. Miller are “audit committee financial experts” under such rules, regulations and standards as set forth in the Company’s Corporate Governance Principles posted on our website.

The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:
•assist the Board in fulfilling its oversight responsibilities relating to the:
◦integrity of the Company’s financial statements;
◦Company’s compliance with legal and regulatory requirements;
◦independent auditor’s qualifications and independence; and
◦performance of the Company’s internal audit function and independent auditor; and
•prepare an Audit Committee report to be included in the Company’s annual proxy statement.

Further discussion regarding the Audit Committee’s processes and procedures regarding the Company’s audited consolidated financial statements for the year ended September 30, 2020 and other matters are discussed in the Audit Committee Report on page 65 of this Proxy Statement.

Compensation of Directors

Our Board of Directors approves the annual compensation and fees paid to our non-employee directors, each of whom, is listed in the “Director Compensation for Fiscal 2020” table. The Board's goal is to set non-employee director compensation at a reasonable level of cash and equity compensation. The total annual compensation of directors has varied primarily due to the timing of restricted stock unit awards in certain years. Our Chairman, a member of executive management, does not receive any additional compensation for serving on the Board of Directors.

Director Fees Paid in Cash.  In fiscal 2020, each non-employee director received $15,000 for each Board meeting attended in person, by telephone conference or virtually, paid quarterly and not to exceed $60,000 per year. In addition, each non-employee director who served on a committee of the Board of Directors received an annual fee of $5,000 per committee, paid quarterly, and each non-employee director who served as the Chair of a committee of the Board of Directors received an additional annual fee of $2,500 per committee, paid quarterly.

Director Retainer Fees Paid in Restricted Stock Units.  Our non-employee directors have received retainer fees paid in restricted stock units that vest annually in equal installments over three years. Such retainer fees paid in restricted stock units are granted every three years. In January 2020, Ms. Miller received 8,000 of such retainer fee in restricted stock units, vesting over three years.

Restricted Stock Units.  Each of Ms. Allen, Mr. Anderson, Mr. Buchanan, Mr. Hewatt and Ms. Miller received a grant of 2,245 restricted stock units in March 2020 as reflected in the Director Compensation table below. These restricted stock units vest ratably over five years. In addition, when a new non-employee director joins our Board, the Board of Directors may award restricted stock units to the new non-employee director. Accordingly, Ms. Miller, as a new director in November 2019, received 5,000 restricted stock units that vest ratably over five years starting on her one-year anniversary date.

Expenses and Health Care Plan.  Each non-employee director is entitled to reimbursement for reasonable expenses relating to his or her service on the Board and any committee, including travel, meals and other related expenses. Each non-employee director is also eligible to participate in the Company’s broad-based health care plan and Ms. Allen, Mr. Anderson, Mr. Buchanan and Mr. Hewatt each elected to participate in the plan in fiscal 2020.

Director Compensation for Fiscal 2020

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation	Total
Barbara K. Allen	$77,500	$80,304	—	—	$157,804
Brad S. Anderson	$75,000	$80,304	—	—	$155,304
Michael R. Buchanan	$75,625	$80,304	—	—	$155,929
Michael W. Hewatt	$77,500	$80,304	—	—	$157,804
Maribess L. Miller	$58,125	$764,534	—	—	$822,659
_________________
(1)The Company pays director fees to only non-employee directors.
(2)Amounts represent fees paid in cash during fiscal 2020.
(3)For Ms. Allen, Mr. Anderson, Mr. Buchanan, Mr. Hewatt and Ms. Miller the amounts represent the grant date fair value of $35.77 per unit for the 2,245 restricted stock units granted to each non-employee director on March 12, 2020.

For Ms. Miller, the amount also includes 5,000 restricted stock units granted on November 7, 2019, with a grant date fair value of $48.03 per unit, and 8,000 restricted stock units granted on January 22, 2020, with a grant date fair value of $55.51 per unit. These grants are in accordance with the Company's policy of awarding restricted stock awards to new directors and vest ratably over five and three years, respectively.

The grant date fair value of the restricted stock units was determined in accordance with the accounting guidance for share-based payments. The Company recognizes expense for these awards over the respective vesting period.

As of September 30, 2020, each non-employee director held the following number of unvested restricted stock units:

Name	Unvested Restricted Stock Units
Barbara K. Allen	14,381
Brad S. Anderson	14,381
Michael R. Buchanan	14,381
Michael W. Hewatt	14,381
Maribess L. Miller	15,245

(4)The non-employee directors did not receive stock option awards during fiscal 2020. As of September 30, 2020, each non-employee director held the following number of outstanding vested stock options:

Name	Outstanding Vested Stock Options
Barbara K. Allen	—
Brad S. Anderson	5,000
Michael R. Buchanan	—
Michael W. Hewatt	6,000
Maribess L. Miller	—

BENEFICIAL OWNERSHIP OF COMMON STOCK

Management

The following table shows the beneficial ownership of the common stock of D.R. Horton as of November 30, 2020 by (i) each director, (ii) each named executive officer, and (iii) all directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table. The address for each beneficial owner in the table below is c/o D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011.

	Amount and Nature of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (2)
Donald R. Horton†	617,766	(3)	*
Barbara K. Allen	9,650		*
Brad S. Anderson	42,817		*
David V. Auld†	396,416	(4)	*
Michael R. Buchanan	37,849		*
Michael W. Hewatt	9,000		*
Maribess L. Miller	3,667		*
Michael J. Murray†	284,976		*
Bill W. Wheat†	262,645		*
All directors and executive officers as a group (9 persons)	1,664,786		0.46%
____________________________

*	Less than 1%.
†	A named executive officer.
(1)Beneficial ownership includes the following shares that the executive officers and directors could acquire by exercising stock options on or within 60 days after November 30, 2020: Mr. Horton: 600,000; Mr. Anderson: 5,000; Mr. Auld: 192,000; Mr. Hewatt: 5,000; Mr. Murray: 100,000; and Mr. Wheat: 150,000.
The beneficial ownership also includes the following restricted stock units that vest on or within 60 days after November 30, 2020: Ms. Allen: 4,000; Mr. Anderson: 4,000; Mr. Buchanan: 4,000; Mr. Hewatt 4,000 and Ms. Miller: 2,667.
For all directors and executive officers as a group, these stock options and restricted stock units represent an aggregate of 1,070,667 shares.
(2)The percentages are calculated based on 364,627,025 outstanding shares on November 30, 2020. For each person, separately, his or her percentage was calculated by including his or her stock options and restricted stock units set forth in note (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 1,070,667 stock options and restricted stock units set forth in note (1) in both the numerator and denominator.
(3)In October 2020, Mr. Horton and his wife, Martha Elizabeth Horton, contributed 23,903,508 shares of the Company’s common stock held by them as individuals to the Horton Family Limited Partnership (“Horton Family Partnership”) for tax and estate planning purposes. The Horton Family Partnership is managed by Horton Family GP, L.L.C., (“Horton Family General Partner”) as general partner. The two managing members of the Horton Family General Partner are the two adult sons of Mr. Horton and Mrs. Horton, Donald Ryan Horton (“Ryan Horton”) and Douglas Reagan Horton (“Reagan Horton”). Four trusts established for the benefit of each of the four grandchildren of Mr. Horton and Mrs. Horton collectively own a 99.99% limited partnership interest in the Horton Family Partnership. Ryan Horton and Reagan Horton, through the Horton Family General Partner, have the power to vote and dispose of the shares held by the Horton Family Limited Partnership.

In November 2020, Mr. Horton contributed 212,275 shares held by him and Mrs. Horton to the Horton Family Limited Partnership II for tax and estate planning purposes. The Horton Family Limited Partnership II is managed by the Horton Family General Partner. Mr. Horton and Mrs. Horton collectively own a 99.99% limited partnership interest in the Horton Family Limited Partnership II. Ryan Horton and Reagan Horton, through the Horton Family General Partner, have the power to vote and dispose of the shares held by the Horton Family Limited Partnership II.
These shares do not include (i) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (ii) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and brother of Donald R. Horton.
(4)These shares do not include 211,200 shares held in trusts for the benefit of Mr. Auld's adult children.

Certain Other Beneficial Owners
Based on Schedule 13G filings under the Exchange Act, available as of November 30, 2020, the only known beneficial owners of more than 5% of D.R. Horton's outstanding common stock were the following.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent (4)

The Vanguard Group (1)	38,566,713	10.58%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc. (2)	34,638,871	9.50%
55 East 52nd Street
New York, New York 10055

Horton Family and Affiliates (3)	28,319,828	7.77%
1501 Alta Drive
Fort Worth, Texas 76107

 ___________________
(1)Based solely upon information contained in the most recently filed Schedule 13G/A of The Vanguard Group, filed with the SEC on February 12, 2020. According to this Schedule 13G/A, The Vanguard Group reported the following beneficial ownership in shares of the Company's common stock: sole voting power 502,894 shares; shared voting power 106,222 shares; sole dispositive power 37,987,160 shares and shared dispositive power 579,553 shares.
(2)Based solely upon information contained in the most recently filed Schedule 13G/A of BlackRock, Inc., filed with the SEC on February 10, 2020. According to this Schedule 13G/A, BlackRock, Inc. reported the following beneficial ownership in the Company's common stock: sole voting power 31,185,756 shares, shared voting power 0 shares, sole dispositive power 34,638,871 shares and shared dispositive power 0 shares.
(3)Based upon information contained in the most recently filed Schedule 13G with the SEC on October 13, 2020 and a Form 4 filed with the SEC on November 30, 2020, the Horton Family and Affiliates, as a group, reported the following beneficial ownership in shares of the Company's common stock: (i) Horton Family Limited Partnership: sole voting power 0 shares; shared voting power 23,903,508 shares; sole dispositive power 0 shares; shared dispositive power 23,903,508 shares, (ii) Horton Family GP, L.L.C.: sole voting power 0 shares; shared voting power 24,115,783 shares; sole dispositive power 0 shares; shared dispositive power 24,115,783 shares, (iii) Donald Ryan Horton: sole voting power 4,204,045 shares; shared voting power 24,115,783 shares; sole dispositive power 4,204,045 shares; shared dispositive power 24,115,783 shares, (iv) Douglas Reagan Horton: sole voting power 4,107,534 shares; shared voting power 24,115,783 shares; sole dispositive power 4,107,534 shares; shared dispositive power 24,115,783 shares, and (v) Horton Family Limited Partnership II: sole voting power 0 shares; shared voting power 212,275 shares; sole dispositive power 0 shares; shared dispositive power 212,275 shares.
(4)The percentages are calculated based on 364,627,025 outstanding shares at November 30, 2020.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on the performance of the Company, with an overall emphasis on maximizing long-term stockholder value. This compensation discussion and analysis provides information regarding our compensation objectives and the relationship between executive performance and executive compensation. Our named executive officers are:
•Donald R. Horton, Chairman of the Board
•David V. Auld, President and Chief Executive Officer
•Michael J. Murray, Executive Vice President and Chief Operating Officer
•Bill W. Wheat, Executive Vice President and Chief Financial Officer

Executive Compensation Tied to Company Performance and Shareholder Returns

Fiscal 2020 compensation received by our executive officers reflects their contributions to the Company’s strong operating and financial performance and their efforts in strengthening our platform to provide for the long-term sustainability of our business. The performance compensation plan structure and metrics utilized in fiscal 2020 are consistent with those utilized in prior years and have been effective in tying compensation to performance which aligns our executive officers' interests with our stockholders' interests. The following key financial performance metrics were directly tied to our executive compensation and to stockholder returns in fiscal 2020:
•Pre-tax income of $3.0 billion, up 40% from 2019 and up 120% from 2016;
•Earnings of $6.41 per diluted share, up 49% from 2019 and up 172% from 2016;
•Homebuilding return on inventory of 24.6%, up from 18.1% in 2019 and 15.4% in 2016;
•Return on equity of 22.1%, up from 17.2% in 2019 and 14.1% in 2016;
•Common stock price of $75.63 at September 30, 2020, up 43% from the prior year and up 150% since September 30, 2016; and
•Total shareholder return (increase in stock price plus cash dividends) was 45% for fiscal 2020 compared to a total return for the S&P 500 Index of 15%.

Our Fiscal 2020 Key Operating and Financial Results

During an unusual year in fiscal 2020, our D.R. Horton team led by our executive officers delivered outstanding operating and financial results. During the year, we maintained focus on our business strategies including placing emphasis on our affordable product offerings across multiple brands. The impacts of the COVID-19 pandemic and the related widespread reductions in economic activity adversely affected our business during March and April. However, as economic activity resumed, demand for new homes increased during the second half of the year. We successfully adapted to these changing conditions while implementing new safety protocols throughout our operations and closed 65,388 homes in fiscal 2020, completing our 19th consecutive fiscal year as the largest homebuilder in the United States. From fiscal 2016 to fiscal 2020, we have grown our revenues by 67% and our earnings per share by 172%, while also generating $5.2 billion of cash flows from homebuilding operations and significantly increasing our returns on inventory and equity. Key operating results and financial metrics for fiscal 2020 and the prior four fiscal years are presented on the following "Key Results Table."

Key Results Table - Key Operating and Financial Results (1 Year and 5 Year Comparison)

	As of and for the Fiscal Year Ended September 30,					% Change
Key Results	2020	2019	2018	2017	2016	2020 vs 2019	2020 vs 2016
	(in millions, except stock price, per share amounts, and homes closed)
Consolidated Balance Sheet Data
Cash and Cash Equivalents	$3,018.5	$1,494.3	$1,473.1	$1,007.8	$1,303.2	102%	132%
Total Assets	$18,912.3	$15,606.6	$14,114.6	$12,184.6	$11,558.9	21%	64%
Stockholders' Equity	$11,840.0	$10,020.9	$8,984.4	$7,747.1	$6,792.5	18%	74%
Consolidated Operating Data
Revenues	$20,311.1	$17,592.9	$16,068.0	$14,091.0	$12,157.4	15%	67%
Pre-Tax Income (PTI)	$2,983.0	$2,125.3	$2,060.0	$1,602.1	$1,353.5	40%	120%
Net Income attributable to D.R. Horton, Inc.	$2,373.7	$1,618.5	$1,460.3	$1,038.4	$886.3	47%	168%
Diluted Earnings per Common Share	$6.41	$4.29	$3.81	$2.74	$2.36	49%	172%
Cash provided by Operating Activities	$1,421.6	$892.1	$545.2	$440.2	$623.9	59%	128%
Cash Dividends Paid per Common Share	$0.70	$0.60	$0.50	$0.40	$0.32	17%	119%
Key Operating Measures
Homes Closed	65,388	56,975	51,857	45,751	40,309	15%	62%
PTI as a % of Revenues	14.7%	12.1%	12.8%	11.4%	11.1%	21%	32%
Homebuilding Return on Inventory(1)	24.6%	18.1%	20.2%	16.6%	15.4%	36%	60%
Return on Equity(2)	22.1%	17.2%	17.6%	14.4%	14.1%	28%	57%
Ratio of Homebuilding Debt to Total Capital(3)	17.5%	17.0%	21.4%	24.0%	29.2%	3%	(40)%
Stock Price and Other Data
Common Stock Price	$75.63	$52.71	$42.18	$39.93	$30.20	43%	150%
Total Market Capitalization	$27,529.3	$19,420.0	$15,870.7	$14,973.2	$11,262.3	42%	144%
Book Value per Common Share	$32.53	$27.20	$23.88	$20.66	$18.21	20%	79%

(1)Homebuilding return on inventory is calculated as homebuilding pre-tax income for the year divided by average inventory, where average inventory is the sum of ending homebuilding inventory balances for the trailing five quarters divided by five.
(2)Return on equity is calculated as net income attributable to the Company for the year divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.
(3)Homebuilding leverage ratio represents homebuilding notes payable divided by total capital (stockholders' equity plus homebuilding notes payable).

Key Results - fiscal 2020 compared to fiscal 2019. Our financial results for fiscal 2020 included the following highlights:
•Increased total revenues by 15%;
•Increased consolidated pre-tax income by 40% to $3.0 billion, with a pre-tax profit margin of 14.7%;
•Increased net income attributable to D.R. Horton by 47% to $2.4 billion or $6.41 per diluted share;
•Homebuilding return on inventory was 24.6% and return on equity was 22.1%;
•Generated $1.4 billion of cash from operating activities;
•Homebuilding debt to total capital was 17.5%;
•Increased stockholders’ equity to $11.8 billion, up 18% from $10.0 billion a year ago;
•Increased book value per share to $32.53, up 20% from a year ago;
•Paid cash dividends of $256.0 million or $0.70 per common share; and
•Repurchased 7.0 million shares of common stock for $360.4 million.

Executive Compensation Objectives

Our primary executive compensation objectives are to:
•achieve long-term sustainability of our business;
•align our executives' interests with our stockholders' interests with the goal of maximizing long-term stockholder value;
•award compensation that recognizes valuable short and long-term individual performance as well as the Company's overall performance; and
•motivate and retain highly qualified and experienced executives.

As a leading national homebuilding company, we employ talented and experienced executives who have delivered strong results in a competitive and challenging homebuilding market. Our executive officers have experience in both up and down cycles in the homebuilding industry, and recently, in fiscal 2020, our executives delivered outstanding operating and financial results in an unprecedented COVID-19 environment.

The Compensation Committee regularly evaluates the design of the compensation program, and believes that it is appropriate for our executives especially given the significant up and down homebuilding cycles we have experienced over the last several decades. Based on our assessment, we believe using pre-tax income as a key performance metric appropriately incentivizes our executives to pursue actions that create sustainable stockholder value. In combination with our three-year performance equity based on relative stock price and multiple financial performance metrics, we believe that our incentives are appropriately structured to ensure the alignment of executives’ interests with those of our long-term stockholders.

While the Compensation Committee considered making changes in light of COVID-19, we ultimately decided to adhere to our executive compensation philosophy and not make discretionary adjustments in a period of significant uncertainty. The Compensation Committee believes that discretionary adjustments were unnecessary given our incentive structure and overall pay-for-performance alignment, as demonstrated by our strong operating and financial results set forth on page 28 and in the Key Results on page 29.

The Compensation Committee considers the experience of our executives to be very valuable due to the cyclical nature of the homebuilding industry. Because of the past performance of our key executives, they may encounter other professional opportunities due to the extensive experience gained during their employment with us. We believe that to maintain our position as a leader in the homebuilding industry and to serve our stockholders’ interests, the Company must provide executive compensation programs that continually motivate and are effective in retaining our executives. In summary, we have designed competitive compensation packages that are strongly linked to Company performance, and have maintained the same annual incentive structure through up and down cycles and uncertain times in the homebuilding industry.

With the goal of maximizing long-term stockholder value, we believe it is important to have a significant portion of executive compensation tied to attaining both short and long-term performance goals. In addition to the financial performance of the Company, we also consider certain objective and subjective factors when reviewing an executive’s performance. These factors include the number of years with the Company, significance of job function, ability to analyze and make effective decisions regarding significant business and financial objectives, effectiveness of their work as part of the executive management team and their ability to lead our employees. By placing importance on these qualities, we are aligning individual and company performance with the compensation that is ultimately paid for performance.

The Compensation Committee has also determined that all executives should remain at-will employees with no guaranteed compensation and that any incentives should only pay out when sustainable stockholder value is created. Based on the Compensation Committee’s continual review of market trends occurring in our industry, we believe our cash and equity compensation programs are effective in allowing us to retain our executives and motivate them to deliver strong operating and financial results.

Components of Compensation

Based on the executive compensation objectives discussed above, the Compensation Committee focuses our executive compensation program on three primary components: (i) cash, (ii) performance equity, and (iii) time-based equity (vesting subject to continued employment):

Cash Components:
•Base Salary
•Pre-Tax Income Performance Bonus based on the consolidated pre-tax income of the Company for Mr. Horton, Mr. Auld and Mr. Murray
•Performance Bonus for Mr. Wheat based on performance of his responsibilities
Performance Equity Component:
•Restricted Stock Units based on Performance Goals (achieving four performance goals over a three-year period)
Time-Based Equity Component:
•Restricted Stock Units based on Time (continuous employment over a three or five-year period)

Outline of Executive Compensation Actions

For fiscal 2020, the Compensation Committee took actions on matters related to executive compensation as outlined below. These executive compensation components are discussed in more detail in this “Compensation Discussion and Analysis” section.

Base Salaries – The Board and Compensation Committee set and paid base salaries. See the heading “Base Salaries – Named Executive Officers” on page 33.

Cash Bonuses – Cash performance bonuses based on the Company's consolidated pre-tax income were paid to Mr. Horton, Mr. Auld and Mr. Murray and a cash bonus was paid to Mr. Wheat based on performance of his responsibilities. See the headings “2020 Fiscal Year – Pre-Tax Income Performance Bonus Results and Payout” on page 34 and “2020 Fiscal Year – Performance Bonus” on page 35.

Performance Restricted Stock Units – The Compensation Committee reviewed the performance goals achieved for the 2020 Performance RSUs and settled these awards in shares of common stock for Mr. Horton, Mr. Auld and Mr. Murray. See the heading “2020 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2020” on page 37. The Compensation Committee also approved and granted 2022 Performance RSUs to our executive officers in fiscal 2020. See the heading “2020 Fiscal Year – Award of 2022 Performance Restricted Stock Units – Potential Vesting at September 30, 2022” on page 42.

Time-Based Restricted Stock Units – The Compensation Committee approved and granted time-based RSUs to our executive officers and other key employees in fiscal 2020. See the heading “Equity Compensation: Performance and Time-Based” on pages 35 through 36.

2020 Total Direct Compensation

	Percent of Compensation
Executive	Cash(1)	Equity(1)	At-Risk(2)	Not At-Risk(2)
Donald R. Horton	59%	41%	89%	11%
David V. Auld	67%	33%	91%	9%
Michael J. Murray	67%	33%	81%	19%
Bill W. Wheat	50%	50%	72%	28%

(1)    Cash compensation includes base salary and cash performance bonus (pre-tax income goal for Messrs. Horton, Auld and Murray and performance of responsibilities for Mr. Wheat), and equity compensation includes performance based and time-based restricted stock units.

(2)    At-risk compensation includes cash performance bonuses and performance based equity awards and is at-risk if the performance goals or criteria are not achieved or performed. The not at-risk compensation includes base salary and time-based restricted stock units that are paid based on continued employment with the Company.

The Compensation Committee exercises its judgment when reviewing, setting and paying the total mix of compensation. For fiscal 2020, the Compensation Committee reviewed the record level of $3.0 billion in consolidated pre-tax income achieved by the Company and our executives and determined that this strong performance was directly aligned with the cash performance bonuses earned and paid to our executives based on the pre-tax income performance bonus goal.

The Compensation Committee considered the mix of cash and equity compensation set forth in the Total Direct Compensation pie charts above and determined that based on the Company's record $3.0 billion in pre-tax income and $3.0 billion cash position for fiscal 2020, that the mix of cash bonuses to equity awards was appropriate for fiscal 2020. The Compensation Committee will continue to monitor the mix of cash and equity compensation to determine the appropriate mix of each component.

Cash Compensation: Base Salaries and Performance Bonuses

Base Salaries – Named Executive Officers

Base salaries for our executive officers provide a fixed or base level of compensation. When setting base salaries for our executives, we considered the following factors:
•level of experience, responsibility and tenure;
•national scope of the Company’s operations;
•contributions to achievements of the Company’s operating objectives;
•amount of fixed cash compensation considered appropriate to retain the executive’s services;
•average and median base salaries of comparable executives in our peer group; and
•recommendations of our Chairman and our CEO, other than for themselves.

Base salaries for our named executive officers have remained unchanged for fiscal 2021, 2020 and 2019 and are set forth in the following table:

	Base Salary
Name	2021	2020	2019
Donald R. Horton	$1,000,000	$1,000,000	$1,000,000
David V. Auld	$700,000	$700,000	$700,000
Michael J. Murray	$500,000	$500,000	$500,000
Bill W. Wheat	$500,000	$500,000	$500,000

Base salary levels are at the 75th percentile or below for Mr. Horton and Mr. Auld for comparable positions in our peer group, and base salaries are below the 50th percentile for Mr. Murray and Mr. Wheat for comparable positions in our peer group as of the most recent publicly filed data. We believe that these salaries provide a competitive level of fixed pay to incent and retain our executives.

When determining named executive officer base salaries, the Compensation Committee did not assign specific weight to the factors listed under the heading “Base Salaries – Named Executive Officers,” did not assign a specific ranking that base salaries should be within the peer group and did not use a percentage or ratio that the base salaries should be in relation to total compensation.

2020 Fiscal Year - Pre-Tax Income Performance Bonus

Chairman, Chief Executive Officer and Chief Operating Officer.  During fiscal 2020, in furtherance of our compensation philosophy to award incentive bonuses based on performance, Mr. Horton, Mr. Auld and Mr. Murray each had the opportunity to earn a performance bonus based on the Company's pre-tax income (the "Pre-Tax Income Performance Bonus") earned during the year.

“Pre-tax income” means consolidated income before income taxes, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles.

The Pre-Tax Income Performance Bonus focuses Mr. Horton, Mr. Auld and Mr. Murray on generating and growing pre-tax income. We believe that through achieving strong pre-tax income our Company will also achieve strong financial and operating results as reflected in the “Key Results Table" on page 29. In addition, we believe our pre-tax income results have led to the strong performance in our stockholders’ equity, book value per common share and total market capitalization, which ties pre-tax income results to key stock metrics that are important to our stockholders, thereby aligning the interests of our executives with the interests of our stockholders.

The maximum payout related to the Pre-Tax Income Performance Bonus in fiscal 2020 was based on the pre-tax income percentages in the table below. The Compensation Committee sets these percentages each year at the beginning of the fiscal year. The Compensation Committee has discretion to adjust the Pre-Tax Income Performance Bonus downward, but not upward, therefore the maximum payout or percentage of pre-tax income cannot be exceeded.

The maximum percentage of pre-tax income that could be earned under the Pre-Tax Income Performance Bonus for fiscal 2020 is based on the percentages in the Pre-Tax Income Performance Goal Table below:

		Maximum Bonus Potential
Name	Fiscal 2020 Performance Goal	1st Semi-Annual Period	2nd Semi-Annual Period
Donald R. Horton	Pre-Tax Income	0.60%	0.60%
David V. Auld	Pre-Tax Income	0.40%	0.40%
Michael J. Murray	Pre-Tax Income	0.15%	0.15%

The 1st semi-annual period was the six months ended March 31, 2020 (first and second quarters of fiscal 2020) and the 2nd semi-annual period was the six months ended September 30, 2020 (third and fourth quarters of fiscal 2020). The hurdle or threshold for achieving an annual incentive bonus was the attainment of pre-tax income. If no pre-tax income was attained, then no bonus would be paid under the Pre-Tax Income Performance Bonus. The bonuses paid under this program are paid in cash.

At the beginning of fiscal 2020, the Compensation Committee decided to continue to use 0.6% of pre-tax income for Mr. Horton, 0.4% for Mr. Auld and 0.15% for Mr. Murray as the maximum bonus under the Pre-Tax Income Performance Bonus. The Committee's decision was based on its determination that if the projected pre-tax income were achieved, the Pre-Tax Income Performance Bonus paid to our executives would be reasonable and also help us achieve our strong results as outlined in the “Key Results Table” on page 29.

The percentage chosen for the Pre-Tax Income Performance Bonus is not based on any formulaic methodology. For fiscal 2020, the Compensation Committee believed that by using a percentage of pre-tax income, we would incent our Chairman, CEO and COO to achieve higher levels of pre-tax income resulting in higher profitability, which aligns their interests with those of our stockholders. Because the selection of 0.6%, 0.4% and 0.15% as the maximum percentages was a subjective determination, and not one based on any formulaic method or benchmark other than as described herein, the Compensation Committee maintained the right to use its discretion to adjust downward, but not upward, the amount to be paid for this award. The Compensation Committee did not use its discretion to adjust the bonus payouts for fiscal 2020 based on the Company's strong operating and financial results.

2020 Fiscal Year – Pre-Tax Income Performance Bonus Results and Payout

The table below sets forth the Company's pre-tax income and Pre-Tax Income Performance Bonuses paid in cash for fiscal 2020 to Mr. Horton, Mr. Auld and Mr. Murray:

	Performance Goal: Pre-Tax Income (“PTI”)
		Donald R. Horton Chairman		David V. Auld Chief Executive Officer		Michael J. Murray Chief Operating Officer
Semi-Annual Period	PTI	Maximum Bonus Percentage	Bonus Paid	Maximum Bonus Percentage	Bonus Paid	Maximum Bonus Percentage	Bonus Paid
1st Semi-Annual Period Ended March 31, 2020	$1,144,523,779	0.6%	$6,867,143	0.4%	$4,578,095	0.15%	$1,716,786
2nd Semi-Annual Period Ended September 30, 2020	$1,838,414,728	0.6%	$11,030,488	0.4%	$7,353,659	0.15%	$2,757,622
Annual Amount	$2,982,938,507	0.6%	$17,897,631	0.4%	$11,931,754	0.15%	$4,474,408

2020 Fiscal Year – Performance Bonus

Chief Financial Officer – Mr. Wheat. During fiscal 2020, the Board of Directors and our Compensation Committee approved performance bonuses for Mr. Wheat on a semi-annual basis. For the first semi-annual period ended March 31, 2020, Mr. Wheat received a $500,000 bonus, and for the second semi-annual period ended September 30, 2020, he received a $1,500,000 bonus, for a total bonus of $2,000,000. Mr. Wheat’s total fiscal 2020 bonus of $2,000,000 was $250,000 more than he received in the prior year.

The Compensation Committee considered several key factors including the financial and operating performance in fiscal 2020, the higher profitability in fiscal 2020 compared to fiscal 2019, and Mr. Wheat's contribution in his areas of responsibility across our operations. The Compensation Committee considered the review and recommendations of the Chairman and CEO in determining the amount of Mr. Wheat's performance bonus. In addition, while not specifically benchmarked, the Committee conducted a general review of the pay of chief financial officers in our peer group.

Mr. Wheat’s strong performance of his responsibilities were considered when determining the amount of his bonus. As Executive Vice President and CFO, Mr. Wheat works closely with our Chairman, CEO and COO in setting operational and financial strategies for our operations, communicating and implementing such strategies across the Company, analyzing and monitoring the Company’s performance and reviewing and approving investments in land and lots. These operational strategies include our homebuilding and financial services business plans and incentive compensation, land and lot investment criteria, level of homes in inventory, expense levels, capital structure and liquidity goals, among others. Mr. Wheat also provides executive management direction and oversight to the financial services operations and serves as a director on the boards of the Company’s mortgage and insurance subsidiaries.

Mr. Wheat has direct responsibility for the Company’s financial management and financial reporting process, including the Company's financial projections and cash forecasts, the effectiveness and integrity of the Company’s financial, internal and disclosure controls and procedures, and compliance with all applicable financial reporting rules and regulations for public companies. Mr. Wheat is also directly responsible for providing executive management oversight of the Company’s accounting, management reporting, internal audit, finance, treasury, tax, information technology and human resources functions. Additionally, Mr. Wheat is directly involved in the Company’s investor relations and public communications processes, including interactions with investors in the Company’s equity and debt securities and industry research analysts.

Equity Compensation: Performance and Time-Based

Our Compensation Committee believes that executive compensation should include performance equity awards and time-based equity awards as the primary long-term compensation components. We believe long-term equity compensation aligns the financial interests of our executive officers with the interests of our stockholders. Stock prices in the homebuilding industry may fluctuate from quarter to quarter or year to year but we believe by focusing on achieving consistent operating and financial performance over successive three and five year periods that we focus on the long-term performance of the Company. We believe our successful operating and financial results for the last five fiscal years shown in the table under the heading "Key Operating and Financial Results (1 Year and 5 Year Comparison)" on page 29 are reflective of our long-term strategy.

Performance Equity. We award our executive officers performance equity in the form of performance restricted stock units, which are earned based on achieving four key performance goals over a three-year performance period as further set forth on the following pages. The primary purpose of these awards is to motivate our executives to achieve financial and operating performance under the four separate performance goals, each of which we believe will drive long-term value to our stockholders. In fiscal 2020, the grant date fair value of our Chairman's equity awards were approximately 79.9% performance equity awards (target) and the grant date fair value of our CEO's equity awards were approximately 83.3% performance equity awards (target). In fiscal 2020, the grant date fair value of equity awards to our COO and our CFO were approximately 64% performance equity awards (target).

Time-Based Equity. We award our executive officers time-based equity in the form of restricted stock units that vest over three or five years based on continued employment with the Company. The primary purpose of these awards is to further align the interests of our executives with those of long-term stockholders as well as to retain the services of our executive officers who have significant experience and demonstrated superior performance in the homebuilding industry. The Compensation Committee further demonstrates its belief in the retention value of time-based restricted stock units by granting time-based equity awards to a broad group of the Company's key employees.

The Compensation Committee took the following actions regarding Performance RSUs and Time-Based RSUs in fiscal 2020:

•Performance RSUs determination. At the beginning of each fiscal year, the Compensation Committee reviews the number and value of performance restricted stock units ("Performance RSUs") to be awarded for a new three-year performance period. The Compensation Committee reviews the target number of Performance RSUs, the maximum number of Performance RSUs that could be earned and the expected grant date value of such awards. The Compensation Committee also considers the target grant date value and all other components of executive compensation and how that value impacts the total value of all the executive's compensation for the fiscal year. In fiscal 2020, the Compensation Committee determined to grant the same target number of Performance RSUs to its executive officers as it did in fiscal 2019. In fiscal 2020, Mr. Horton received 200,000 target Performance RSUs with a grant date value of $10,508,000, Mr. Auld received 100,000 target Performance RSUs with a grant date value of $5,254,000, Mr. Murray received 30,000 target Performance RSUs with a grant date value of $1,576,200 and Mr. Wheat received 30,000 target Performance RSUs with a grant date value of $1,576,200. In determining the target number of Performance RSUs to grant each year to our executives, the Compensation Committee takes into consideration the long-term value to the Company and its stockholders of achieving the top of the range potential for the four operating and financial goals. In addition, the Compensation Committee considers the grant date value of these awards together with the grant date value of the Time-Based RSUs.

•Time-Based RSUs determination. In fiscal 2020, the Compensation Committee reviewed the number and value of time-based restricted stock units ("Time-Based RSUs") to be awarded to its executives. The Compensation Committee believes that awarding Time-Based RSUs annually provides effective retention of its executives. In fiscal 2020, Mr. Horton received 71,155 Time-Based RSUs with a grant date value of $2,642,697, Mr. Auld received 28,460 Time-Based RSUs with a grant date value of $1,057,004, Mr. Murray received 24,745 Time-Based RSUs with a grant date value of $885,129 and Mr. Wheat received 24,745 Time-Based RSUs with a grant date value of $885,129. These equity awards have a three-year vest for Mr. Horton and Mr. Auld and a five-year vest for Mr. Murray and Mr. Wheat. In determining the number of Time-Based RSUs to grant each year to our executives, the Compensation Committee takes into consideration the grant date value of these awards together with the grant value of the Performance RSUs. In determining to grant a lower number of Time-Based RSUs compared to the number of Performance RSUs granted in fiscal 2020, the committee considered that an installment of Time-Based RSUs vests annually providing significant value to the executive officer each year.

2020 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2020

Chairman, Chief Executive Officer and Chief Operating Officer. In November 2020, the Compensation Committee reviewed the performance achieved on the performance restricted stock units granted in November 2017 (the "2020 Performance RSUs") to Mr. Horton, Mr. Auld and Mr. Murray. The 2020 Performance RSUs had a three-year performance period of October 1, 2017 through September 30, 2020 (the "2020 Performance Period"). The 2020 Performance RSUs vested based on achieving performance under the four performance goals (“Performance Goals”) in the table below. The number of shares earned and paid are set forth in the table under the heading "2020 Performance RSUs Final Results" on page 41.

Performance Goal	Performance Comparison	Weighting to Total Award
Relative TSR	S&P 500 Index TSR	25%
Relative ROI	Peer Group	25%
Relative SG&A	Peer Group	25%
Relative GP	Peer Group	25%

TSR:
means “total shareholder return” (stock price increases and decreases plus dividends) of the Company over the 2020 Performance Period as determined by Standard and Poor’s using the same methodology used by Standard and Poor’s in preparing the stock performance graph included each year in the Company’s Form 10-K.

ROI:	means “return on investment” which is consolidated pre-tax income or loss divided by average total assets over the 2020 Performance Period.

SG&A:	means consolidated “selling, general and administrative expense” (including corporate general and administrative expenses) as a percentage of consolidated revenues over the 2020 Performance Period.

GP:	means “gross profit” defined as homebuilding revenues minus homebuilding cost of sales, including inventory and land option charges, divided by homebuilding revenues over the 2020 Performance Period.

The following tables set forth the potential performance adjustments that could have been made to the 2020 Performance RSUs based on the final performance rankings of the peer group and the Company.

2020 Performance RSUs
Potential Performance Adjustments as a Percentage of Target
Donald R. Horton

TSR Portion of Award (weighted 25% of target award)			ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded	Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded

Percentage Points Below Index:			11th Place		zero
10 Percentage Points		zero	10th Place	Threshold	25,000
9 Percentage Points	Threshold	5,000	9th Place		50,000
8 Percentage Points		10,000	8th Place		75,000
7 Percentage Points		15,000	7th Place		100,000
6 Percentage Points		20,000	6th Place		125,000
5 Percentage Points		25,000	5th Place	Target	150,000(2)
4 Percentage Points		30,000	4th Place		187,500
3 Percentage Points		35,000	3rd Place		225,000
2 Percentage Points		40,000	2nd Place		262,500
1 Percentage Point		45,000	1st Place	Maximum	300,000
Equal to S&P 500 Index TSR	Target	50,000(1)
Percentage Points Above Index:			(1)	Target number listed is 25% of the total target number of 200,000 and other numbers are 25% of the other possible performance adjustments from the aggregate target.
1 Percentage Point		55,000
2 Percentage Points		60,000
3 Percentage Points		65,000	(2)	Target number listed is 75% of the total target number of 200,000 and other numbers are 75% of the other possible performance adjustments from the aggregate target.
4 Percentage Points		70,000
5 Percentage Points		75,000
6 Percentage Points		80,000
7 Percentage Points		85,000
8 Percentage Points		90,000
9 Percentage Points		95,000
10 Percentage Points	Maximum	100,000

2020 Performance RSUs
Potential Performance Adjustments as a Percentage of Target
David V. Auld

TSR Portion of Award (weighted 25% of target award)			ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded	Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded

Percentage Points Below Index:			11th Place		zero
10 Percentage Points		zero	10th Place	Threshold	12,500
9 Percentage Points	Threshold	2,500	9th Place		25,000
8 Percentage Points		5,000	8th Place		37,500
7 Percentage Points		7,500	7th Place		50,000
6 Percentage Points		10,000	6th Place		62,500
5 Percentage Points		12,500	5th Place	Target	75,000(2)
4 Percentage Points		15,000	4th Place		93,750
3 Percentage Points		17,500	3rd Place		112,500
2 Percentage Points		20,000	2nd Place		131,250
1 Percentage Point		22,500	1st Place	Maximum	150,000
Equal to S&P 500 Index TSR	Target	25,000(1)
Percentage Points Above Index:			(1)	Target number listed is 25% of the total target number of 100,000 and other numbers are 25% of the other possible performance adjustments from the aggregate target.
1 Percentage Point		27,500
2 Percentage Points		30,000
3 Percentage Points		32,500	(2)	Target number listed is 75% of the total target number of 100,000 and other numbers are 75% of the other possible performance adjustments from the aggregate target.
4 Percentage Points		35,000
5 Percentage Points		37,500
6 Percentage Points		40,000
7 Percentage Points		42,500
8 Percentage Points		45,000
9 Percentage Points		47,500
10 Percentage Points	Maximum	50,000

2020 Performance RSUs
Potential Performance Adjustments as a Percentage of Target
Michael J. Murray

TSR Portion of Award (weighted 25% of target award)			ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded	Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded

Percentage Points Below Index:			11th Place		zero
10 Percentage Points		zero	10th Place	Threshold	3,750
9 Percentage Points	Threshold	750	9th Place		7,500
8 Percentage Points		1,500	8th Place		11,250
7 Percentage Points		2,250	7th Place		15,000
6 Percentage Points		3,000	6th Place		18,750
5 Percentage Points		3,750	5th Place	Target	22,500(2)
4 Percentage Points		4,500	4th Place		28,125
3 Percentage Points		5,250	3rd Place		33,750
2 Percentage Points		6,000	2nd Place		39,375
1 Percentage Point		6,750	1st Place	Maximum	45,000
Equal to S&P 500 Index TSR	Target	7,500(1)
Percentage Points Above Index:			(1)	Target number listed is 25% of the total target number of 30,000 and other numbers are 25% of the other possible performance adjustments from the aggregate target.
1 Percentage Point		8,250
2 Percentage Points		9,000
3 Percentage Points		9,750	(2)	Target number listed is 75% of the total target number of 30,000 and other numbers are 75% of the other possible performance adjustments from the aggregate target.
4 Percentage Points		10,500
5 Percentage Points		11,250
6 Percentage Points		12,000
7 Percentage Points		12,750
8 Percentage Points		13,500
9 Percentage Points		14,250
10 Percentage Points	Maximum	15,000

As set forth in the rankings tables above, the target number of 2020 Performance RSUs could have been increased to a maximum of 400,000 for Mr. Horton, 200,000 for Mr. Auld and 60,000 for Mr. Murray upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero for Mr. Horton, Mr. Auld and Mr. Murray in the event of below threshold achievement of each of the four Performance Goals. For the 2020 Performance RSUs, the Company’s peer group consisted of the following publicly-traded homebuilding companies: KB Home, Lennar, M.D.C. Holdings, Meritage Homes, NVR, PulteGroup, Taylor Morrison, Toll Brothers, and Tri Pointe. When the 2020 Performance RSUs were granted, CalAtlantic Group was included in the peer group. When CalAtlantic Group merged with Lennar in February 2018, they were removed from the peer group. Each 2020 Performance RSU represented the contingent right to receive one share of common stock if vesting was satisfied. The 2020 Performance RSUs had no rights to dividends or voting prior to vesting and payout in common stock.

Vesting of the 2020 Performance RSUs with respect to the TSR Performance Goal was determined after the 2020 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2020 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals was determined after the 2020 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal.

The hurdle or threshold for earning or vesting in any portion of the 2020 Performance RSUs with respect to the TSR goal was to perform better than ten percentage points below the S&P 500 Index. The hurdle or threshold for earning or vesting in any portion of the 2020 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals was to rank tenth place or better.

The following tables set forth the final relative rankings for the TSR, ROI, SG&A and GP performance goals with respect to the 2020 Performance RSUs:

2020 Performance RSUs
Final Relative Rankings

	Relative Total Shareholder Return
Company / Index Name	9/30/2017	9/30/2020
D.R. Horton, Inc.	100	196.74	*
S&P 500 Index	100	141.55
___________________

*	Final performance goal ranking attained by the Company on the TSR performance goal was 55.19 points above the S&P 500 Index at September 30, 2020, as reflected in the table above.

	ROI, SG&A and GP Rankings

Performance Goal	10th Place	9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place		2nd Place		1st Place
Relative ROI	17.08%	21.61%	22.94%	25.75%	26.16%	29.08%	29.47%	41.59%		47.36%	*	81.50%
Relative SG&A	15.42%	12.42%	12.18%	11.06%	10.78%	10.73%	10.54%	10.29%	*	10.12%		7.10%
Relative GP	16.80%	17.99%	18.87%	18.92%	18.98%	19.87%	20.63%	20.87%		20.88%	*	23.20%
 ___________________

*	Final performance goal ranking attained by the Company: 2nd place on ROI, 3rd place on SG&A and 2nd place on GP.

2020 Performance RSUs
Final Results

The final payout was based on the three-year performance period ended September 30, 2020.

Final Company Performance Rankings	Donald R. Horton				David V. Auld				Michael J. Murray
	Target Number of RSUs Awarded		Number of RSUs Earned		Target Number of RSUs Awarded		Number of RSUs Earned		Target Number of RSUs Awarded		Number of RSUs Earned
TSR = 10+ Points Above	50,000	Units	100,000	Units	25,000	Units	50,000	Units	7,500	Units	15,000	Units
ROI = 2nd Place	50,000	Units	87,500	Units	25,000	Units	43,750	Units	7,500	Units	13,125	Units
SG&A = 3rd Place	50,000	Units	75,000	Units	25,000	Units	37,500	Units	7,500	Units	11,250	Units
GP = 2nd Place	50,000	Units	87,500	Units	25,000	Units	43,750	Units	7,500	Units	13,125	Units
	200,000	Units	350,000	Units	100,000	Units	175,000	Units	30,000	Units	52,500	Units

After reviewing the above final performance goal rankings for the 2020 Performance RSUs, on November 3, 2020, the Compensation Committee approved the issuance of 350,000, 175,000 and 52,500 shares of common stock to Mr. Horton, Mr. Auld and Mr. Murray, respectively, which reflected a final payout of 175% of target for these awards.

2020 Fiscal Year – Award of 2022 Performance Restricted Stock Units – Potential Vesting at September 30, 2022

Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Under our long-term incentive program, our Chairman, CEO, COO and CFO have the opportunity to earn incentive awards based on performance over a period longer than one year. By awarding a portion of compensation over a longer time period, the interests of these executives are aligned with the interests of our stockholders.

In the first quarter of fiscal 2020, the Compensation Committee awarded a target number of performance restricted stock units (the “2022 Performance RSUs”) to Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat as follows:

Name	Target Number of 2022 Performance RSUs
Donald R. Horton	200,000
David V. Auld	100,000
Michael J. Murray	30,000
Bill W. Wheat	30,000

The 2022 Performance RSUs include the same four performance goals of relative TSR, relative ROI, relative SG&A and relative GP, and will vest, if at all, based on the final performance rankings after the completion of the performance period, which is the three-year period of October 1, 2019 through September 30, 2022 (the “2022 Performance Period”). The four performance goals and weightings for each award are similar to those set forth on page 37 and are discussed in the tables and discussion on pages 38 through 40.

The Compensation Committee continued to use the relative TSR performance goal because TSR takes into account changes in our stock price plus dividends paid compared to the S&P 500 Index. By comparing our TSR to the S&P 500 Index, we have a goal that incents our executives to achieve a return for our stockholders that is better than the return achieved by a broad-based index of companies. We believe the three performance goals of relative ROI, relative SG&A and relative GP continue to reflect important internal operating metrics. ROI incents our executives to achieve operating profitability relative to our total assets, which measures our efficiency at using our assets to generate pre-tax income. SG&A incents our executives to control selling, general and administrative expenses. GP incents our executives to maximize our sales prices and control sales incentives and the cost of land, labor, materials and products used in building our homes.

In fiscal 2020, when determining the target number of 2022 Performance RSUs, the Compensation Committee reviewed the Company's performance and the estimated annual compensation expense for these awards in relation to the Company’s estimated annual financial metrics, such as revenue and pre-tax income. The Compensation Committee chose to further incent these executive officers by potentially increasing the target up to the maximum (which remains two times the target amount) in the event that maximum performance is achieved on the four Performance Goals. When the 2022 Performance RSUs were granted, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark.

The target number of 2022 Performance RSUs may be increased to a maximum of 400,000 for Mr. Horton, 200,000 for Mr. Auld and 60,000 each for Mr. Murray and Mr. Wheat upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero for Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat in the event of below-threshold achievement of each of the four Performance Goals. Performance and percentages that fall between the maximum and the threshold will be ranked using pro-rata linear interpolation between the points set forth in the tables above. For the 2022 Performance RSUs, the Company’s peer group consists of the following publicly-traded homebuilding companies: KB Home, Lennar, M.D.C. Holdings, Meritage Homes, NVR, PulteGroup, Taylor Morrison, Toll Brothers and TRI Pointe Group. Each 2022 Performance RSU represents the contingent right to receive one share of common stock if vesting is satisfied. The 2022 Performance RSUs have no rights to dividends or voting.

Vesting of the 2022 Performance RSUs with respect to the TSR Performance Goal will be determined after the 2022 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2022 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals will be determined after the 2022 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal compared to each peer group company’s performance on each Performance Goal. Any portion of the Performance RSUs that does not vest will be forfeited.

The hurdle or threshold for earning 2022 Performance RSUs with respect to the TSR goal is to perform better than ten percentage points below the S&P 500 Index. The hurdle or threshold for earning 2022 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals is to rank ninth place or better. Additional information on the grant date fair value of the 2022 Performance RSUs is set forth in the “Summary Compensation Table” on page 47 and the “Grants of Plan-Based Awards” table on page 49.

Retirement Benefits

Our executive officers do not participate in any qualified defined benefit plans, but they do participate in the retirement plans described below. We believe that it is important to offer these retirement plans to our executive officers as part of a competitive long-term compensation program that encourages saving for retirement and that promotes long-term retention.

Profit Sharing Plus Plan (“401(k) plan”).  Our executive officers participate in our Company-wide 401(k) plan. Under this plan, executive officers, like all other eligible employees, may contribute 1% to 75% of their earnings, on a pre-tax basis, into the 401(k) plan. For 2020, the maximum amount that could be contributed was $19,500 ($26,000 for participants 50 years or older). The Company makes a matching contribution to the participant’s account in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her salary. The matching contributions made by the Company on behalf of the executive officers for each applicable year are included in the “All Other Compensation” column in the “Summary Compensation Table” on page 47.

Deferred Compensation Plan.  The Company also maintains the Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits in excess of IRS contribution limits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.  The Supplemental Executive Retirement Plan 2 (“SERP 2”) a nonqualified plan, was originally adopted by the Company in 1994 to permit eligible participants, which include our executive officers, region presidents, division presidents and other key employees, to accrue supplemental Company benefits payable upon retirement, separation of service, death or disability. The SERP 2 provides that if the executive is employed by the Company on the last day of the fiscal year, the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust and the plan participants’ rights to enforce payment are the same as a general unsecured creditor.

In connection with our risk oversight related to the retention and compensation of our named executive officers, the Compensation Committee has determined that an appropriate compensation package should include a reasonable amount of fixed compensation for both short and longer term compensation. In this regard, in fiscal 2020, the Compensation Committee reviewed the amounts listed in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 47. For the Company, these amounts represent the above-market portion of earnings on outstanding SERP 2 balances for the named executive officers. As part of this analysis, we reviewed the data related to the dollar amounts disclosed in the same column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Tables for each of the CEOs or principal executive officers of each company in our peer group from their most recently filed proxy statements. For fiscal 2020, the amount for our Chairman was $376,156 and the amount for our CEO was $176,014. We believe the amounts accrued for above-market earnings on SERP 2 balances are reasonable when compared to our peer group and reasonable relative to the total compensation packages offered to our named executive officers. Also, we considered other factors such as the Company does not provide our named executive officers with employment agreements or severance agreements or other forms of guaranteed retirement benefits other than the 401(k) matching contribution discussed above. As a result, our SERP 2 program serves as a useful and reasonable fixed compensation component of our overall compensation package.

Other Compensation Matters

Stock Ownership Guidelines. Historically, our Executive Officers have maintained significant ownership of our common stock. See "Beneficial Ownership of Common Stock" on pages 25 through 27. In response to feedback from our stockholders and others, our Board has adopted Stock Ownership Guidelines for Directors and Executive Officers. Our Stock Ownership Guidelines are available on our website at investor.drhorton.com under the Corporate Governance and Governance Documents links. Our stock ownership guidelines provide that no later than 5 years after the later of adoption of the guidelines or the date of election as a new director or appointment as an executive officer, such person shall own our common stock with a value equal to a multiple of (i) for directors, the annual cash board fee, and (ii) for executive officers, their annual base salary.

The multiples are as follows:
•Executive Chairman of the Board, 5x
•Chief Executive Officer, 4x
•Chief Operating Officer and Chief Financial Officer, 3x
•Executive Officers – other, 2x
•Directors – Non-Employee, 3x

If after 4 years, the Nominating and Governance Committee determines a participant is not likely to satisfy the ownership requirements within the 5-year time frame, the Nominating and Governance Committee may require the participant to retain and hold 25% of the net shares after taxes received by the participant as compensation or fees from the Company until the ownership guidelines are satisfied.

As of November 30, 2020, each of our executive officers and non-employee directors satisfied the stock ownership requirements set forth in the Company's Stock Ownership Guidelines.

Double Trigger Acceleration of Vesting in Change in Control. The Compensation Committee has provided that all future grants of time-based equity awards to our executive officers beginning in fiscal 2020 will contain a provision in such award agreements that allows for the acceleration of vesting in the event of a change in control only if there occurs, both (i) a "change in control" and (ii) any deferred termination event (a "double trigger" vesting event). The double trigger vesting will provide that unvested equity awards based on time-vesting will vest if there is: (1) a change in control and (2) within 24 months after the change in control either (a) the Company or the acquirer terminates the executive officer without cause or (b) the executive officer terminates his or her employment with the Company or the acquirer for good reason.

Advisory Vote and Process for Determining Compensation

2020 Advisory Vote on Executive Compensation

At our last Annual Meeting of Stockholders held on January 22, 2020, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders. Approximately 92% of votes cast voted in favor of the advisory vote on executive compensation. The Compensation Committee evaluated the results of the 2020 advisory vote, which indicates strong support for our compensation philosophy.

Authority and Role of Compensation Committee

Our Compensation Committee evaluates performance, approves compensation for our Chairman and our CEO and makes compensation recommendations to the Board with respect to other named executive officers. The Compensation Committee also administers our equity program, which includes awards under our 2006 Stock Incentive Plan and our officer bonus plans. Our Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee comprised of at least two members and, in certain other circumstances, to any other committee of directors of the Company. The duties of the Compensation

Committee are summarized under the heading “Compensation Committee” on page 22 and are more fully set forth in the Compensation Committee Charter.

Role of Chairman and Chief Executive Officer

Our Chairman and our CEO review and discuss salary and bonus compensation of our other named executive officers and our Chairman makes recommendations to the Compensation Committee regarding the compensation of our executive officers, other than for himself. The Compensation Committee considers these recommendations when making its recommendations to the Board. At the request of the Compensation Committee, our Chairman also provides a recommendation concerning the annual base salary and incentive bonus for our CEO.

Review of Compensation

We review the compensation of our executive officers on a regular basis. With respect to fiscal 2020 executive compensation, the Compensation Committee formally met in October, November and December of 2019, and in January, March, April, July, September, October, November and December of 2020 to review and discuss compensation matters. In addition, the Compensation Committee had discussions with management during the year regarding these matters. To assist the Compensation Committee, the Company engages the services of Equilar, a leading third-party provider of financial and executive compensation data. Utilizing the data provided by Equilar, the committee reviews the compensation of executives of publicly-traded companies, including our peer group and other public companies within a range of our market capitalization and industrial classification code. The scope of Equilar’s services during fiscal 2020 was limited to providing access to its database to the Compensation Committee and discussing database issues with the Compensation Committee. Equilar did not advise the Compensation Committee on its executive compensation programs or decisions. The Compensation Committee does not otherwise engage any other compensation consultant to advise it on executive compensation matters.

Use of Compensation Peer Group Data

The Compensation Committee utilizes compensation data from our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market conditions and practices and to ensure that our compensation decisions are reasonable in comparison to our peer group and the value of our executives to the Company. However, the Compensation Committee does not attempt to position compensation at any specified level or ranking within our peer group. In fiscal 2020, the peer group compensation data was compiled by the Compensation Committee Chairman and the Company’s Corporate Counsel and Secretary using information from Equilar’s database and from the data in executive compensation discussions and tables in publicly filed proxy statements. When determining peer group averages, rankings and medians, we include our Company and each company in our peer group in the rankings and computations. Our Compensation Committee considers factors such as market capitalization, competition in our markets and mergers, acquisitions and consolidations when determining our peer group. Our peer group for fiscal 2020 remained unchanged from fiscal 2019 and consisted of the following publicly-traded homebuilding companies that had market capitalizations ranging from approximately $2.4 billion to $24.9 billion at September 30, 2020. Our market capitalization on that date was $27.5 billion.

Peer Group
KB Home	PulteGroup
Lennar	Taylor Morrison
M.D.C. Holdings	Toll Brothers
Meritage Homes	TRI Pointe Group
NVR

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K of D.R. Horton, Inc. for the fiscal year ended September 30, 2020 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:
Barbara K. Allen, Committee Chair
Brad S. Anderson
Michael R. Buchanan
Michael W. Hewatt
Maribess L. Miller

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation Committee Report by reference therein.

Executive Compensation Tables

The following tables present the compensation we paid or awarded to our Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer during our fiscal years ended September 30, 2020, 2019 and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (4)	All Other Compen- sation (5)	Total
Donald R. Horton	2020	$1,000,000	—	$13,150,697	$17,897,631	$376,156	$112,036	$32,536,520
Chairman of the Board	2019	$1,000,000	—	$10,470,392	$12,751,735	$277,824	$111,886	$24,611,837
	2018	$1,000,000	—	$12,011,900	$12,359,792	$266,647	$111,509	$25,749,848

David V. Auld	2020	$700,000	—	$6,311,004	$11,931,754	$176,014	$78,550	$19,197,322
President and Chief Executive Officer	2019	$700,000	—	$4,943,502	$8,501,156	$128,573	$78,400	$14,351,631
	2018	$700,000	—	$5,720,560	$8,239,862	$121,815	$78,250	$14,860,487

Michael J. Murray	2020	$500,000	—	$2,461,329	$4,474,408	$67,472	$58,550	$7,561,759
Executive Vice President and Chief Operating Officer	2019	$500,000	—	$2,129,926	$3,187,934	$47,861	$58,400	$5,924,121
	2018	$500,000	—	$2,333,950	$3,089,948	$43,744	$58,250	$6,025,892

Bill W. Wheat	2020	$500,000	$2,000,000	$2,461,329	—	$101,033	$58,550	$5,120,912
Executive Vice President and Chief Financial Officer	2019	$500,000	$1,750,000	$2,129,926	—	$73,197	$58,400	$4,511,523
	2018	$500,000	$1,500,000	$2,698,650	—	$68,671	$58,250	$4,825,571
 ___________________
(1)The amounts listed represent performance cash bonuses paid to Mr. Wheat.
(2)For fiscal 2020, the amounts include the grant date fair value of the time-vesting RSUs and the target number of 2022 Performance RSUs granted in fiscal 2020. The grant date fair value is determined in accordance with accounting guidance for share-based payments. If the maximum number of 2022 Performance RSUs was used rather than the target number, the total grant date fair value of the awards would be $21,016,000 for Mr. Horton, $10,508,000 for Mr. Auld and $3,152,400 for each of Mr. Murray and Mr. Wheat. The grant date fair values for the 2022 Performance RSUs and the time-vesting RSUs are set forth in footnotes 2 and 3 to the “Grants of Plan-Based Awards” table on page 49. Additional information regarding the assumptions underlying these calculations is available in Note K to the Company’s consolidated financial statements filed with the Company’s Form 10-K for the fiscal year ended September 30, 2020.
For fiscal 2019, the amounts include the grant date fair value of the time-vesting RSUs and the target number of 2021 Performance RSUs granted in fiscal 2019. The grant date fair value is determined in accordance with accounting guidance for share-based payments. If the maximum number of 2021 Performance RSUs was used rather than the target number, the total grant date fair value of the awards would be $15,100,000 for Mr. Horton, $7,550,000 for Mr. Auld and $2,265,000 for Mr. Murray. The amount for Mr. Wheat represents the grant date fair value of the time-vesting RSUs granted in fiscal 2019.
For fiscal 2018, the amounts include the grant date fair value of the time-vesting RSUs and the target number of 2020 Performance RSUs granted in fiscal 2018. The grant date fair value is determined in accordance with accounting guidance for share-based payments. If the maximum number of 2020 Performance RSUs was used rather than the target number, the total grant date fair value of the awards would be $18,316,000 for Mr. Horton, $9,158,000 for Mr. Auld and $2,747,400 for Mr. Murray. The amount for Mr. Wheat represents the grant date fair value of the time-vesting RSUs granted in fiscal 2018.

(3)Amounts reflect the performance bonuses earned under the Company's Pre-Tax Income Performance Bonus. Additional information on the annual incentive bonus is discussed under the heading “2020 Fiscal Year — Pre-Tax Income Performance Bonus Results and Payout” on page 34.
(4)Amounts reflect the above-market portion of earnings on each executive officer’s outstanding balance under the SERP 2. This amount is further discussed under the heading “SERP 2” on page 43.
(5)For fiscal 2020, the amounts under “All Other Compensation” include the following components:
(a)Credits made by the Company of $100,000, $70,000, $50,000 and $50,000 to the respective accounts of Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat under the SERP 2 plan.
(b)Matching contributions of $8,550 to the respective accounts of Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat under the D.R. Horton 401(k) plan.
(c)The participant’s portion of group health plan premiums of $3,486 paid by the Company for the benefit of Mr. Horton.

Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Securities Underlying Stock Awards (3)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Donald R. Horton	11/6/2019	—	—	$17,897,631	—	—	—	—	—
	11/6/2019	—	—	—	55,000	200,000	400,000	—	$10,508,000
	3/12/2020	—	—	—	—	—	—	71,155	$2,642,697
David V. Auld	11/6/2019	—	—	$11,931,754	—	—	—	—	—
	11/6/2019	—	—	—	27,500	100,000	200,000	—	$5,254,000
	3/12/2020	—	—	—	—	—	—	28,460	$1,057,004
Michael J. Murray	11/6/2019	—	—	$4,474,408	—	—	—	—	—
	11/6/2019	—	—	—	8,250	30,000	60,000	—	$1,576,200
	3/12/2020	—	—	—	—	—	—	24,745	$885,129
Bill W. Wheat	11/6/2019	—	—	—	8,250	30,000	60,000	—	$1,576,200
	3/12/2020	—	—	—	—	—	—	24,745	$885,129
___________________
(1)Represents the performance bonuses paid under the Company's 2018 Incentive Bonus Plan. Additional information related to the award is discussed under the heading “2020 Fiscal Year – Pre-Tax Income Performance Bonus Results and Payout” on page 34.
(2)Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded a target amount of 200,000, 100,000, 30,000 and 30,000 2022 Performance RSUs, respectively. The threshold, target and maximum amounts reflect the number of 2022 Performance RSUs each executive could earn based on the level of performance attained on four performance goals ranked against our peer group or the S&P 500 Index, as applicable, at the end of the three-year performance period.
The grant date fair value of the 2022 Performance RSUs is $52.54 per unit and was determined in accordance with accounting guidance for share-based payments. These 2022 Performance RSUs are discussed under the heading “2020 Fiscal Year – Award of 2022 Performance Restricted Stock Units – Potential Vesting at September 30, 2022” on page 42 and the related grant date fair value of $10,508,000 for Mr. Horton, $5,254,000 for Mr. Auld and $1,576,200 for each of Mr. Murray and Mr. Wheat is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 47.
(3)On March 12, 2020, Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded 71,155, 28,460, 24,745 and 24,745 time-vesting RSUs, respectively. The RSUs for Mr. Horton and Mr. Auld vest in three equal annual installments on each anniversary of the grant date. The RSUs for Mr. Murray and Mr. Wheat vest annually in five equal installments on each anniversary of the grant date.
The grant date fair value of the March 12, 2020 RSUs vesting in three years is $37.14 per unit and for the RSUs vesting in five years is $35.77 per unit. The grant date fair values were determined in accordance with accounting guidance for share-based payments. The related grant date fair value of $2,642,697 for Mr. Horton, $1,057,004 for Mr. Auld and $885,129 for each of Mr. Murray and Mr. Wheat is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 47.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at September 30, 2020.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Shares of Stock That Have Not Vested

Donald R. Horton(1)	3/12/2020	—	—	—	71,155	(3)	—		$5,381,453	(3)
	11/6/2019	—	—	—	—		400,000	(4)	$30,252,000	(4)
	11/26/2018	—	—	—	53,244	(3)	—		$4,026,844	(3)
	11/6/2018	—	—	—	—		400,000	(5)	$30,252,000	(5)
	3/7/2018	—	—	—	19,982	(3)	—		$1,511,239	(3)
	3/6/2014	150,000	$23.86	3/6/2024	—		—		—
	3/5/2013	150,000	$23.80	3/5/2023	—		—		—
	9/2/2011	300,000	$9.97	9/2/2021	—		—		—
David V. Auld(2)	3/12/2020	—	—	—	28,460	(3)	—		$2,152,430	(3)
	11/6/2019	—	—	—	—		200,000	(4)	$15,126,000	(4)
	11/26/2018	—	—	—	22,566	(3)	—		$1,706,667	(3)
	11/6/2018	—	—	—	—		200,000	(5)	$15,126,000	(5)
	3/7/2018	—	—	—	9,000	(3)	—		$680,670	(3)
	3/6/2014	60,000	$23.86	3/6/2024	—		—		—
	3/5/2013	60,000	$23.80	3/5/2023	—		—		—
	9/2/2011	72,000	$9.97	9/2/2021	—		—		—
Michael J. Murray(2)	3/12/2020	—	—	—	24,745	(3)	—		$1,871,464	(3)
	11/6/2019	—	—	—	—		60,000	(4)	$4,537,800	(4)
	11/26/2018	—	—	—	23,720	(3)	—		$1,793,944	(3)
	11/6/2018	—	—	—	—		60,000	(5)	$4,537,800	(5)
	3/7/2018	—	—	—	13,800	(3)	—		$1,043,694	(3)
	2/14/2017	—	—	—	11,860	(3)	—		$896,972	(3)
	2/12/2016	—	—	—	6,580	(3)	—		$497,645	(3)
	3/6/2014	60,000	$23.86	3/6/2024	—		—		—
	3/5/2013	40,000	$23.80	3/5/2023	—		—		—
Bill W. Wheat(2)	3/12/2020	—	—	—	24,745	(3)	—		$1,871,464	(3)
	11/6/2019	—	—	—	—		60,000	(4)	$4,537,800	(4)
	11/26/2018	—	—	—	23,720	(3)	—		$1,793,944	(3)
	11/6/2018	—	—	—	—		60,000	(5)	$4,537,800	(5)
	3/7/2018	—	—	—	13,800	(3)	—		$1,043,694	(3)
	11/2/2017	—	—	—	13,334	(3)	—		$1,008,450	(3)
	2/14/2017	—	—	—	11,860	(3)	—		$896,972	(3)
	2/12/2016	—	—	—	6,580	(3)	—		$497,645	(3)
	3/6/2014	60,000	$23.86	3/6/2024	—		—		—
	3/5/2013	60,000	$23.80	3/5/2023	—		—		—
	9/2/2011	30,000	$9.97	9/2/2021	—		—		—
 ___________________
(1)All stock options vested annually in three equal installments from the grant date and have a ten-year term.
(2)All stock options vested annually in five equal installments from the grant date and have a ten-year term.
(3)Represents the time-vesting RSUs granted to Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat. The value of the time-vesting RSUs is based on the closing price of our common stock on September 30, 2020 of $75.63. Mr. Horton's and Mr. Auld's awards vest in three equal annual installments on each of the first three anniversaries of the grant date. Mr. Murray and Mr. Wheat's awards vest in five equal annual installments on each of the first five anniversaries of the grant date.

(4)Represents the potential maximum number of 2022 Performance RSUs awarded. The target number of 2022 Performance RSUs that can be earned is 200,000 for Mr. Horton, 100,000 for Mr. Auld and 30,000 for each Mr. Murray and Mr. Wheat upon target achievement of the performance goals. These 2022 Performance RSUs are described under “2020 Fiscal Year — Award of 2022 Performance Restricted Stock Units — Potential Vesting at September 30, 2022” on page 42, and vest subject to attainment of applicable performance criteria following completion of a three-year performance period on September 30, 2022. The value of the 2022 Performance RSUs is based on the closing price of our common stock on September 30, 2020 of $75.63.
(5)Represents the potential maximum number of 2021 Performance RSUs awarded. The target number of 2021 Performance RSUs that can be earned is 200,000 for Mr. Horton, 100,000 for Mr. Auld and 30,000 for each Mr. Murray and Mr. Wheat upon target achievement of the performance goals. These 2021 Performance RSUs vest subject to attainment of applicable performance criteria following completion of a three-year performance period on September 30, 2021. The value of the 2021 Performance RSUs is based on the closing price of our common stock on September 30, 2020 of $75.63.

Option Exercises and Stock Vested

The following table shows information about option exercises and stock vested during our fiscal year ended September 30, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Donald R. Horton	—	—	425,608	$30,805,061
David V. Auld	—	—	206,567	$15,050,874
Michael J. Murray	89,000	$6,020,950	82,120	$5,696,132
Bill W. Wheat	58,000	$3,188,436	52,953	$2,969,205
__________________
(1)Amounts represent the difference in the aggregate market value and the aggregate exercise price of the shares at the time of exercise.
(2)Value reflects the closing stock price on the applicable vesting date multiplied by the number of shares that vested.

Nonqualified Deferred Compensation Plans

D.R. Horton has established the following nonqualified deferred compensation plans:

Deferred Compensation Plan.  The Deferred Compensation Plan permits participants, including D.R. Horton’s executive officers and directors, to voluntarily defer receipt of up to 100% of bonus or director fee compensation and up to 90% of base salary. The participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. Pursuant to his or her annual election, a participant’s Deferred Compensation Plan benefit will be paid, or commence to be paid, upon separation from service or on a fixed date. Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Payment may also be made upon death, disability or an unforeseeable emergency. The participants, at their election, may choose to have the deferred amounts paid out through scheduled in-service distributions (in a lump sum or annual installments of between two and five years) or following the later of termination of employment, director service or attaining the age of 62. Amounts payable under the plan are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. However, upon a change in control (as defined in the Deferred Compensation Plan), all plan benefits will be fully funded through an irrevocable grantor trust (also known as a “Rabbi trust”). The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.  Unlike the Deferred Compensation Plan, these are not elective deferrals, but rather the Company credits an amount to each participant’s account. Participation in the SERP 2 is considered by the Compensation Committee annually at the beginning of the fiscal year. Pursuant to the SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. Amounts deferred under the SERP 2 are payable within 60 days following the retirement or termination of employment of the participant, the death or disability of the participant or a change in control of the Company. Provided however, specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

The following table shows, for each named executive officer, aggregate contributions, earnings and withdrawals/distributions during fiscal 2020 and outstanding balances as of September 30, 2020 under both of our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

	Company Contributions in Fiscal 2020		Aggregate Earnings in Fiscal 2020		Aggregate Balance at September 30, 2020
Name	Deferred Cash Compensation	SERP	Deferred Cash Compensation	SERP	Deferred Cash Compensation	SERP
		(1)	(2)	(3)	(4)	(5)
Donald R. Horton	—	$100,000	$309,109	$478,968	$10,248,187	$5,192,729
David V. Auld	—	$70,000	—	$224,122	—	$2,453,029
Michael J. Murray	—	$50,000	$7,125	$85,914	$77,954	$963,496
Bill W. Wheat	—	$50,000	—	$128,647	—	$1,417,868
  ___________________
(1)Represents the amount of unfunded, unsecured liabilities credited by the Company on behalf of each participant in fiscal 2020 under the SERP 2. Such amount is also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 47.
(2)Represents the net amount of earnings on the balance of the participant’s account that is the result of the performance of a variety of independently managed funds available to and selected by each participant under the Deferred Compensation Plan. The Company does not provide a guaranteed or fixed rate of return on these funds. The rate of return on these funds depends on the participant’s investment selections and on the market performance of these funds. These amounts are not included in the “Summary Compensation Table” on page 47 because such amount was not preferential or above-market.
(3)Represents the amount of earnings on the balance of the participant’s account at a rate determined by the SERP 2 plan administrative committee, typically 10% per annum. The portion of earnings considered above-market are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 47. The above-market portion of earnings for each of the above individuals for fiscal 2020 was: Mr. Horton: $376,156; Mr. Auld: $176,014; Mr. Murray: $67,472; and Mr. Wheat: $101,033.
(4)These balances of deferred compensation represent compensation earned in fiscal 2020 and prior years and payment of which was deferred by the executive.
(5)Includes amounts of unfunded, unsecured liabilities and the related earnings accrued by the Company on behalf of each participant with respect to the current and prior fiscal years under the SERP 2.

Potential Payments Upon Termination or Change in Control

None of our named executive officers has employment or change in control agreements with us specifically providing for payments upon involuntary termination of their employment. However, certain of our benefit and incentive plans contain various provisions regarding termination of employment or change in control. Any additional severance payments would be at the discretion of the Compensation Committee and determined at the time of termination. The following is a summary of the treatment of benefits under our benefit plans for various types of terminations, including upon a change in control.

Generally, our benefit plans define “cause” as a violation of the standards of employee conduct set forth in our employee manual and “change in control” as the occurrence of any of the following events:
(i) Our merger, consolidation or reorganization into another entity if our stockholders immediately before such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the outstanding voting securities resulting from such transaction and in substantially the same proportion as their stock ownership prior to the transaction;
(ii) We sell all or substantially all of our assets to another entity or we completely liquidate or dissolve;
(iii) A person (as defined by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then outstanding voting securities (except that the threshold for amounts deposited under our SERP 2 plan on or after January 1, 2005 is 50% or 35% acquired in a single transaction or series of transactions in any 12-month period); or
(iv) During any two-year period, a majority of the members of the Board is replaced by members of the Board who are not nominated and approved by the Board.

2006 Stock Incentive Plan

Our D.R. Horton 2006 Stock Incentive Plan allows or provides for accelerated vesting of all outstanding unvested restricted stock units and options granted under the plan in the event of a change in control of the Company or in the event of a participant’s death, disability or retirement at the retirement age specified in the plan and the participant or his or her beneficiary, as applicable, will be entitled to exercise such options for a period of one year in the event of retirement or two years in the event of death or disability. In the event the participant’s employment is terminated by the Company without cause or by the participant voluntarily, the participant will be entitled to exercise any options vested as of the date of termination for a period of three months following such termination. If the participant is terminated by the Company for cause, all options will immediately terminate and the participant will forfeit all vested options. As noted above, our Compensation Committee has adopted double trigger equity acceleration for time-vesting RSUs granted to our executive officers commencing with grants made in fiscal 2020.

Amended and Restated Supplemental Executive Retirement Plan No. 2 ("SERP 2")

Under the SERP 2, all amounts deferred will be paid (either in lump sum or in quarterly installments as elected by the participant) within 60 days following the date of the participant’s retirement or termination of employment, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must generally wait six months following termination of employment before payments accrued on or after January 1, 2005 can be made. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant. In the event of a change in control, all amounts deferred will be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s election as to form of payment (lump sum or installment) must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, the distributions of pre-2005 accruals will be made on the first day of the 13th month following the date of election, and the distribution of post-2004 accruals will be made in a lump sum upon termination of employment (or six months later for specified employees).

Table – Potential Payments Upon Termination or Change in Control

The following table reflects amounts of compensation to be paid to each of the named executive officers in the event of termination of employment or change in control. Because neither the Company nor any of its plans provides for additional benefits related to a change in control termination, if such a termination is triggered, the payments would be as set forth under the applicable column under Termination of Employment, unless the Compensation Committee determined to award additional severance amounts.

The amounts in the table assume a termination date of September 30, 2020, the last day of our fiscal year, and, if applicable, are based on the closing price of our common stock of $75.63 on September 30, 2020. Because only Mr. Horton had reached the normal retirement age (65 years old) on September 30, 2020, we included amounts payable upon retirement only for him. These amounts are estimates of payments to executives upon termination of employment or a change in control. Actual amounts can only be determined at the time of such executive’s actual separation from the Company or change in control. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

In addition to the amounts set forth below, each of the named executive officers would be entitled to receive, upon certain termination events or a change in control, a distribution of his or her outstanding balance of compensation earned in prior years and deferred, at the executive officer’s option, under our Deferred Compensation Plan. The balances of such accounts are set forth and explained in the “Nonqualified Deferred Compensation” table on page 52.

The table reflects compensation that would have been paid based on the listed events if such events had occurred on September 30, 2020.

Potential Payments Upon Termination or Change in Control

		Termination of Employment
Name	Payments and Benefits	Voluntary ($)	Normal Retirement ($)(4)	Without Cause ($)	With Cause ($)	Death or Disability ($)	Change in Control ($)
Donald R. Horton	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	2021 Performance RSUs (1)	10,083,975	10,083,975	10,083,975	—	10,083,975	10,083,975
	2022 Performance RSUs (2)	5,042,025	5,042,025	5,042,025	—	5,042,025	5,042,025
	Vesting of Equity Awards:
	Time-Vesting Restricted Stock Units (3)	—	10,919,535	—	—	10,919,535	10,919,535
	Payments of SERP 2 Contributions	5,192,729	5,192,729	5,192,729	—	5,192,729	5,192,729
	Total	20,318,729	31,238,264	20,318,729	—	31,238,264	31,238,264
David V. Auld	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	2021 Performance RSUs (1)	5,042,025	—	5,042,025	—	5,042,025	5,042,025
	2022 Performance RSUs (2)	2,520,975	—	2,520,975	—	2,520,975	2,520,975
	Vesting of Equity Awards:
	Time-Vesting Restricted Stock Units (3)	—	—	—	—	4,539,766	4,539,766
	Payments of SERP 2 Contributions	2,453,029	—	2,453,029	—	2,453,029	2,453,029
	Total	10,016,029	—	10,016,029	—	14,555,795	14,555,795
Michael J. Murray	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	2021 Performance RSUs (1)	1,512,600	—	1,512,600	—	1,512,600	1,512,600
	2022 Performance RSUs (2)	756,300	—	756,300	—	756,300	756,300
	Vesting of Equity Awards:
	Time-Vesting Restricted Stock Units (3)	—	—	—	—	6,103,719	6,103,719
	Payments of SERP 2 Contributions	963,496	—	963,496	—	963,496	963,496
	Total	3,232,396	—	3,232,396	—	9,336,115	9,336,115
Bill W. Wheat	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	2021 Performance RSUs (1)	1,512,600	—	1,512,600	—	1,512,600	1,512,600
	2022 Performance RSUs (2)	756,300	—	756,300	—	756,300	756,300
	Vesting of Equity Awards:
	Time-Vesting Restricted Stock Units (3)	2,016,750	—	2,016,750	—	9,128,919	9,128,919
	Payments of SERP 2 Contributions	1,417,868	—	1,417,868	—	1,417,868	1,417,868
	Total	5,703,518	—	5,703,518	—	12,815,687	12,815,687

(1)Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded a target number of 200,000, 100,000, 30,000 and 30,000 2021 Performance RSUs, respectively, for the performance period of October 1, 2018 through September 30, 2021. Pro-rata vesting may occur based on the number of months served from October 1, 2018 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2021 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2021 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2021 Performance RSUs are valued at $75.63 per unit, the closing price of our stock on September 30, 2020. The value in the table reflects pro-rata vesting (two of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2020.
(2)Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded a target number of 200,000, 100,000, 30,000 and 30,000 2022 Performance RSUs, respectively, for the performance period of October 1, 2019 through September 30, 2022. Pro-rata vesting may occur based on the number of months served from October 1, 2019 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2022 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2022 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2022 Performance RSUs are valued at $75.63 per unit, the closing price of our stock on September 30, 2020. The value in the table reflects pro-rata vesting (one of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2020. The 2022 Performance RSUs are discussed in more detail under the heading “2020 Fiscal Year – Award of 2022 Performance Restricted Stock Units – Potential Vesting at September 30, 2022” on page 42.
(3)For Mr. Horton, Mr. Auld and Mr. Murray, the time-vesting RSU amounts represent each officer's unvested portion of RSUs, as shown in the "Number of Shares or Units of Stock That Have Not Vested" column of the "Outstanding Equity Awards at Fiscal Year-End" table on page 50, valued at $75.63 per unit, the closing price of our stock on September 30, 2020. The value in the table reflects accelerated vesting if an event of voluntary termination, normal retirement, termination without cause, death or disability, or change in control had occurred on September 30, 2020. For Mr. Wheat, the time-vesting RSU amounts under voluntary and termination without cause represent the amount of accelerated vesting based on a pro-rata portion of his November 2, 2017 grant, valued at $75.63 per unit, the closing price of our stock on September 30, 2020. The time-vesting RSU amounts under death, disability or a change of control represents his unvested portion of RSUs as shown in the "Number of Shares or Units of Stock That Have Not Vested" column of the "Outstanding Equity Awards at Fiscal Year-End" table on page 50, valued at $75.63 per unit, the closing price of our stock on September 30, 2020. Additional information on the time-vesting RSUs granted in fiscal 2020 is set forth in footnote 3 to the “Grants of Plan-Based Awards” table on page 49.
(4)Because only Mr. Horton had reached the normal retirement age (65 years old) under our applicable plans on September 30, 2020, we only included amounts under the “Normal Retirement” column for him.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median compensated employee and the total annual compensation of Mr. Auld, our President and Chief Executive Officer.

To identify the median compensated employee, we used the following methodology:
•We used September 30, 2020 as the date to determine the median employee. At that date, we had approximately 9,611 employees consisting of full-time, part-time and temporary employees. Other than our CEO, all employees as of such date were included in our population.
•To identify the median employee from our employee population, we obtained a listing of total compensation paid to each employee during fiscal 2020. For this purpose, total compensation included salary or wages, as applicable, commissions, bonuses, equity awards that vested or were exercised during the year, and any other cash compensation. Such amounts were obtained from our payroll records. We annualized the salaries and wages of our full and part-time employees who were not employed for the entire fiscal year. The above-described compensation measure was consistently applied to all employees.

Once we identified our median employee, we calculated the employee's total annual compensation using the same methodology used to calculate the total compensation of our CEO in the "Summary Compensation Table" on page 47. In addition to the amounts required to be reported as compensation in the Summary Compensation Table, we included the dollar value of employer paid non-discriminatory health insurance benefits in the total annual compensation of our median employee and of our CEO to better reflect our employee compensation practices.

For the fiscal year ended September 30, 2020:
•The total compensation of our median employee was $117,766.
•The total compensation of our CEO was $19,226,232.

Accordingly, for fiscal 2020, the ratio of the total compensation of Mr. Auld, our CEO, to the total compensation of the median compensation of all employees (excluding Mr. Auld), was 163 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to the pay ratio disclosures reported by other companies.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have adopted a Related Party Transaction Policy to reflect the Company's practices related to reviewing and approving Related Party Transactions. Our Related Party Transaction Policy ("Related Party Transaction Policy") is available on our website at investor.drhorton.com under the Corporate Governance and Governance Documents links. The SEC requires the Company to disclose Related Party Transactions in its proxy statement.

Related Party Transactions and Related Parties. Our Related Party Transaction Policy provides that Related Party Transactions will be reviewed for consideration of approval or ratification by our Nominating and Governance Committee of the Board ("Governance Committee"), which is composed of independent directors of the Board. If a member of the Nominating and Governance Committee has an interest in a Related Party Transaction, he or she will abstain in voting on such transaction. Related Party Transactions are transactions in which the Company is a participant and the amount involved exceeds $120,000 and any Related Party had or has a direct or indirect material interest. A Related Party includes:
•any of our Directors or Executive Officers;
•any 5% or more beneficial stockholder of the Company;
•any immediate family member of such persons; and
•any entity controlled by such persons.

“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner. A Related Party also includes anyone who was a director (or director nominee), executive officer, or immediate family member of the forgoing at any time since the beginning of the Company's last fiscal year.

Procedures for Review of Related Party Transactions. All Related Party Transactions subject to the Related Party Transaction Policy will be reviewed in accordance with the Related Party Transaction Policy to determine if approval or ratification is appropriate.

•Notification to the Company. A Related Party shall inform a designated compliance person of any potential Related Party Transaction.

•Information Regarding the Related Party Transaction. A designated compliance person shall be provided the following information:
•The Related Party’s relationship to the Company and such person’s interest in the Related Party Transaction;
•The approximate dollar value of the Related Party Transaction;
•The material terms of the Related Party Transaction; and
•The benefits to the Company of the Related Party Transaction.

Determination of Related Party Transaction and Submission to the Governance Committee. A designated compliance person shall determine if the proposed transaction is a Related Party Transaction under the Related Party Transaction Policy. If it is, the Related Party Transaction shall be submitted to the Governance Committee for review and consideration of approval or ratification as set forth in the Related Party Transaction Policy.

Governance Committee Considerations. The applicable compliance person will submit potential Related Party Transactions to the Governance Committee for approval or ratification. Our Governance Committee shall take into consideration the following items:
•Whether the Company and the Governance Committee reasonably believe the Related Party Transaction is in the best interest of the Company and its stockholders at the time of review, taking into account the facts and circumstances of the Related Party Transaction;
•Whether the Company has business reasons to enter into the Related Party Transaction; and
•Applicable requirements under the rules, regulations, listing standards or statues of the SEC, NYSE and Delaware General Corporation Law Section 144.

Approval or Disapproval of Related Party Transactions. A Related Party Transaction requires an approval or ratification by a majority vote of disinterested members of the Governance Committee (or Board, if applicable) where a quorum is present or by unanimous written consent of the Governance Committee, if applicable. If the Related Party Transaction is approved or ratified by the Governance Committee, the Company may proceed with the Related Party Transaction in accordance with the Related Party Transaction’s terms, conditions, schedule and practices. If the approved or ratified Related Party Transaction involves one or more phases or installments, a series of transactional steps or if it is of an ongoing nature, no further approval is required for each subsequent phase or installment, series of transactional steps or ongoing dealings, provided that the terms or conditions impacting the subsequent phase or installment, series of transactional steps or ongoing dealings have not materially changed from the terms and conditions previously approved by the Governance Committee. If the terms or conditions impacting a subsequent phase or installment, series of transactional steps or ongoing dealings have materially changed, the Governance Committee shall review the new material changes to the terms or conditions for approval or ratification.

Under exceptional circumstances, if a Related Party Transaction is entered into by the Company without any prior review or approval required by this Related Party Transaction Policy, the Related Party Transaction shall not be deemed to violate this Related Party Transaction Policy or be deemed to be void, invalid or unenforceable, provided that, such Related Party Transaction is submitted to the Nominating and Governance Committee for review as promptly as reasonably practicable after it is entered into or after it becomes reasonably apparent that such transaction is covered by this Policy. The Governance Committee may consider all of its options including approving, ratifying, terminating or amending such Related Party Transaction.

Other Related Party Transactions - Delegation to Executive Officers. Authority to approve or ratify the following transactions has been delegated to any Executive Officer of the Company who is disinterested in the transaction. If any of the following transactions approved or ratified by an Executive Officer exceeds $120,000 and involves a Related Party, the Company will comply with Item 404 of Regulation S-K and disclose such transaction in the Company’s proxy statement.
•Home Purchase. Home purchases or construction services with the Company under the Company’s home purchase program, which is available to all employees of the Company. Actual pricing is determined in each local market where the home is located and is determined based on the market conditions and other facts and circumstances related to the transaction by the Company’s manager overseeing the project.
•Employment. Employment by the Company of an Executive Officer or any “immediate family member” who is a Related Party.
•Other Transactions. Transactions or services involving the Company and a Related Party that are valued at $120,000 or less, provided that if the Related Party is an independent director such transaction or services would not impair independence of the director.

Related Party Transactions - Land and Lot Transactions

The following Related Party Transactions involve the purchase of land and lots by the Company to be used in the Company's homebuilding business. Each of these land or lot Related Party Transactions was approved by the Governance Committee, composed of disinterested and independent directors of the Board, in accordance with our Related Party Transaction Policy.

The Company has entered into land contracts to purchase acreage from entities owned by Ryan Horton and Reagan Horton (Ryan Horton and Reagan Horton, collectively, referred to herein as "R&R" and R&R shall include any entities controlled by them), the adult sons of Donald R. Horton, the Company's Chairman, and Martha Elizabeth Horton. (Donald R. Horton and Martha Elizabeth Horton are referred to herein as the "Hortons"). Under various land contracts, the Company has the right to purchase land in one or more phases or installments. The land contract dates, expected contract amounts and purchases in fiscal 2020 and fiscal 2021 (to date) and remaining acres to be purchased in the project are summarized below.

	Contract Date	Location	Total Contract Amount		Fiscal 2020 and Fiscal 2021 Purchases		Remaining to be Purchased
Project Name			Number of Acres	Expected Purchase Price	Number of Acres	Purchase Price	Number of Acres	Purchase Price

Trailstone	June 2017	Caddo Mills, TX	354	$6,189,750	—	—	196	$3,432,363
Magnolia Pointe West	November 2019	Josephine, TX	82	$2,251,274	—	—	82	$2,251,274
The Lakes at Jones Creek(1)	July 2018	Baton Rouge, LA	173	$4,873,200	82	$2,325,200	—	—
Trailwind(2)	August 2018	Mesquite, TX	69	$4,000,000	69	$5,350,838	—	—
Arabella(3)	March 2019	Phoenix, AZ	119	$84,200,000	119	$84,200,000	—	—
Magnolia Pointe South	November 2019	Josephine, TX	310	$8,373,348	310	$8,373,348	—	—

The Company made no payments to the Hortons in any of the transactions in the above table. The Hortons do not have any interest in the land transactions listed above except as discussed in the three land banking transactions listed below.

(1)The Lakes at Jones Creek, Baton Rouge, LA. In July 2018, the Company assigned its contractual rights to purchase the land in The Lakes at Jones Creek to R&R and at that time R&R purchased the land from a third party. R&R borrowed approximately $1.8 million from the Hortons to purchase the land. At the same time in July 2018, the Company entered into a land contract to purchase the land from R&R for $4.873 million, which included a land banking financing fee on the net purchase price. In October 2019, R&R sold 82 acres of land to the Company and the Company paid R&R $2.325 million, which included the land banking financing fee of $262,074. R&R then paid the Hortons, as lenders, 2.38% interest, or $52,636, on the loan. The Company made no payments to the Hortons in this transaction.

(2)Trailwind, Mesquite, TX. In August 2018, R&R purchased the Trailwind land from a third party seller. R&R borrowed approximately $4.0 million from the Hortons to purchase the land. At the same time in August 2018, the Company entered into a land contract to purchase the land from R&R for $4.0 million plus a land banking financing fee of approximately 16% on the net purchase price. In December 2020, the Company purchased the Trailwind land for approximately $5.351 million, which included the land banking financing fee of approximately $1.351 million. R&R paid the Hortons, as lenders, approximately 2.42% interest on the borrowed amount. The Company will make no payments to the Hortons in this transaction.

(3)Arabella, Phoenix, AZ. In March 2019, the Company assigned its contractual rights to purchase the Arabella land to R&R and at that time R&R purchased the Arabella land from a third party. R&R borrowed approximately $77.5 million from the Hortons to purchase the Arabella land. At the same time in March 2019, the Company entered into a land contract to purchase the Arabella land from R&R for $77.5 million plus a land banking financing fee of approximately 16% on the net purchase price. In October 2019, R&R sold the Arabella land to the Company and the Company paid R&R $84.2 million, which included the land banking financing fee of approximately $6.7 million. R&R then paid the Hortons, as lenders, 2.55% interest, or $1.06 million, on the loan. The Company made no payments to the Hortons in this transaction.

The Company has entered into contracts to purchase residential lots from entities in which Andrew Auld is a principal. Andrew Auld is the adult son of David V. Auld. The contract amount, the purchase transactions and remaining lots to be purchased are summarized below.

	Contract Date	Location	Total Contract Amount		Fiscal 2020 Purchases		Remaining to be Purchased
Project Name			Number of Lots	Expected Purchase Price	Number of Lots	Purchase Price	Number of Lots	Purchase Price
Fountain Park(1)	October 2018	Asheville, NC	240	$18,280,000	240	$14,752,000	—	—

(1)Fountain Park, Asheville, NC. In May 2020, the Company purchased 36 of the Fountain Park lots for $2,752,000. In September 2020, the Company made the determination to purchase the remaining 204 Fountain Park lots in a bulk one-time purchase rather than continue with the purchase of lots on a take-down or installment basis, as result the Company purchased the remaining 204 lots at a discount as reflected in the table above.

The Company made no payments to David V. Auld in the transactions in the above table nor does he have any interest in the above transactions.

Other Related Party Transactions

Employment. John Auld, adult son of David V. Auld, the Company's Chief Executive Officer, is employed by the Company at the Orlando Division. In fiscal 2020, John Auld earned cash compensation of $609,919 and equity compensation valued at $114,643. His compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities.

Employment. Laura Brown, sister of Michael J. Murray, the Company's Chief Operating Officer, is employed by the Company at its Corporate office. In fiscal 2020, Laura Brown earned cash compensation of $105,700 and equity compensation valued at $60,094. Her compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities.

Construction Services. David V. Auld, the Company's CEO, entered into a construction services contract with the Company to build a pool house at his residence. The estimated cost of project is $200,000. The transaction complied with the Company's Related Party Transaction Policy.

PROPOSAL TWO
ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although this “say-on-pay” resolution is non-binding, our Board of Directors and Compensation Committee welcome your opinion and will consider the result of the vote when making future compensation decisions.

At our Annual Meeting of Stockholders held on January 22, 2020, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders. Approximately 92% of votes cast voted in favor of the advisory resolution on executive compensation.

At our Annual Meeting of Stockholders held on January 24, 2018, our stockholders supported holding an advisory vote on executive compensation every year. At this time, our Board has determined to continue to hold an annual advisory vote on executive compensation and thus, we currently anticipate our next advisory vote on executive compensation after our 2021 Annual Meeting of Stockholders will be held at our 2022 Annual Meeting of Stockholders.

We encourage you to read the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, appearing on pages 47 through 48, which provide detailed information on the compensation of our named executive officers.

We believe that our current executive compensation program achieves an appropriate balance of short-term and long-term compensation incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our named executive officers with those of our stockholders.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the 2021 Annual Meeting:

RESOLVED, that the stockholders of D.R. Horton, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”
Approval of the Advisory Resolution on Executive Compensation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ernst & Young LLP has been engaged by the Audit Committee to serve through our fiscal year ending September 30, 2021. A representative of Ernst & Young LLP will be present in person or by conference call at the 2021 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for the last two fiscal years.

	Fiscal Year Ended September 30,
Fees	2020	2019 (4)
Audit fees	$2,416,827	$2,909,877
Audit-related fees	—	—
Tax fees (1)	29,000	28,000
All other fees	—	—
Total (2) (3)	$2,445,827	$2,937,877
___________________
(1)Tax fees include fees related to tax compliance services for the preparation of partnership tax returns.
(2)All of the fees listed above were approved by the Audit Committee, and therefore, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.
(3)Fees billed include fees of $800,832 in fiscal 2020 and $996,000 in fiscal 2019 incurred by Forestar Group Inc., the Company's majority-owned lot development subsidiary, for which Ernst & Young LLP also serves as the independent registered public accounting firm.
(4)The amounts shown for fiscal 2019 have been revised to reflect additional fees paid for audit services.

Change in Independent Registered Public Accountants

Dismissal of previous independent registered public accounting firm.

On December 7, 2018, the Audit Committee dismissed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

The report of PwC on the Company’s consolidated financial statements as of and for the fiscal year ended September 30, 2018 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended September 30, 2018 and the subsequent period through December 7, 2018, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on the consolidated financial statements for such fiscal year; and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for fiscal 2021, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2021, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

The services pre-approved by the Audit Committee, which may be performed by the independent auditor during fiscal 2021, include the following:

Audit Services include audit work performed related to the Company’s financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

All Other Fees are those associated with permitted services not included in the other categories.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Committee Report

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2020. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and SEC, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2020, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2020 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020. Further, the Audit Committee approved the engagement of Ernst & Young LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2021.

AUDIT COMMITTEE:
Michael W. Hewatt, Committee Chair
Barbara K. Allen
Brad S. Anderson
Michael R. Buchanan
Maribess L. Miller

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending September 30, 2021. During fiscal 2020, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax services, as further discussed above under the heading “Audit Fees and All Other Fees” on page 63. A representative of Ernst & Young LLP is expected to be present in person or by conference call at the 2021 Annual Meeting, and to be available to respond to appropriate questions and, if he or she desires, make a statement.

Although we are not required to do so, we are seeking stockholder ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm. If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required

Approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2021 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the 2021 Annual Meeting.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public
Accounting Firm for our Fiscal Year Ending September 30, 2021.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2022 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Exchange Act must deliver a copy of the proposal to the Corporate Secretary of D.R. Horton at 1341 Horton Circle, Arlington, Texas 76011 not later than the close of business on August 25, 2021. Further, all proposals submitted for inclusion in D.R. Horton’s proxy soliciting materials relating to the 2022 Annual Meeting must comply with all of the requirements of Rule 14a-8 of the Exchange Act.

In addition, apart from the Rule 14a-8 process and director nominations made pursuant to the proxy access process, the Bylaws of D.R. Horton provide that any stockholder intending to propose any business at our 2022 Annual Meeting must submit written notice of that proposal in a timely manner to Corporate Secretary of D.R. Horton for such proposal to be acted upon at the meeting of stockholders. To be timely, a stockholder’s notice for our 2022 Annual Meeting must be delivered to the principal executive offices of D.R. Horton not later than the close of business on October 22, 2021 and not earlier than the close of business on September 22, 2021. In the event that the date of the 2022 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2021 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. In no event shall public disclosure of an adjournment, recess or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information specified in our Bylaws, including information concerning the nominee or the proposal, and the stockholder and the beneficial owner, as the case may be. We will not entertain any such proposals at the annual meeting that do not meet the requirements set forth in our Bylaws.

Pursuant to the proxy access provision in our Bylaws, in order for a stockholder or group of stockholders to nominate a director candidate to be included in the Company’s proxy statement for the 2022 Annual Meeting, proper written notice of the nomination must be delivered to the Corporate Secretary of D.R. Horton not later than the close of business on August 25, 2021 and not earlier than the close of business on July 26, 2021, and the nomination must otherwise comply with our Bylaws. In the event that the date of the 2022 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2021 Annual Meeting, notice by the stockholder(s) to be timely must be so delivered not earlier than the close of business on the 150th calendar day prior to such meeting and not later than the close of business on the later of the 120th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made.

REQUESTING DOCUMENTS FROM THE COMPANY

On our website at investor.drhorton.com under the Investor Relations and Corporate Governance links, you will find the following: (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors, (viii) Related Party Transaction Policy and (ix) Stock Ownership Guidelines. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including the financial statements and the financial statement schedules included therein, is available without charge. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Attention: Thomas B. Montaño, Vice President, Corporate Compliance Officer and Corporate Secretary, D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011, (817) 390-8200 or e-mail: tbmontano@drhorton.com.

OTHER MATTERS

Management knows of no other matters to be voted upon at the 2021 Annual Meeting. If any other matter is properly brought before the 2021 Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment. The persons named as proxies are Donald R. Horton, Chairman, and David V. Auld, President and Chief Executive Officer.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the 2021 Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors

THOMAS B. MONTAÑO
Vice President and Corporate Secretary

Arlington, Texas
December 23, 2020

1341 Horton Circle
Arlington, Texas 76011
(817) 390-8200
www.drhorton.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D28198-P47189

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

D.R. HORTON, INC.

Vote on Directors

The Board of Directors recommends a vote FOR each Nominee for Director.

1. Proposal One: Election of directors.

Nominees:

		For	Against	Abstain
1a.	Donald R. Horton	☐	☐	☐
1b.	Barbara K. Allen	☐	☐	☐
1c.	Brad S. Anderson	☐	☐	☐
1d.	Michael R. Buchanan	☐	☐	☐
1e.	Michael W. Hewatt	☐	☐	☐
1f.	Maribess L. Miller	☐	☐	☐

Vote on Other Proposals

The Board of Directors recommends a vote FOR Proposals Two and Three as proposed below.

		For	Against	Abstain
2.	Proposal Two: Approval of the advisory resolution on executive compensation.	☐	☐	☐
3.	Proposal Three: Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Note: Please sign exactly as name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

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